Exhibit 2.1

Execution Version

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

AAC HOLDINGS, INC.

AMERICAN ADDICTION CENTERS, INC.,

SOBER MEDIA GROUP, LLC,

THE SELLERS AND INDIRECT OWNERS PARTY HERETO

AND

THE SELLERS’ REPRESENTATIVE

DATED AS OF JULY 2, 2015

List of Annexes/Exhibits/Schedules

Annexes
Annex A	-	Defined Terms
Annex B	-	Allocation of Purchase Price
Annex C	-	Net Working Capital Calculation Methodology
Annex D	-	Tax Allocation

Exhibits
Exhibit A	-	Form of Release
Exhibit B	-	Form of Escrow Agreement
Exhibit C	-	Form of Employment Letter
Exhibit D	-	Form of Estoppel Letter

Schedules
Disclosure Schedule
Section 2.2(b)	-	No Conflicts
Section 2.2(c)	-	Consents
Section 2.3	-	Ownership
Section 3.1	-	Organization and Good Standing
Section 3.2(b)	-	No Conflicts
Section 3.2(c)	-	Consents
Section 3.3	-	Financial Statements
Section 3.4(a)	-	Capitalization
Section 3.4(b)	-	Subsidiaries
Section 3.4(c)	-	Options, Warrants and Voting Agreements
Section 3.4(d)	-	Indebtedness
Section 3.5(a)	-	Encumbrances
Section 3.5(b)	-	Assets
Section 3.6(a)	-	Leased Real Property
Section 3.7(a)	-	Tax Returns
Section 3.7(g)	-	Tax Grants, Abatements or Incentives
Section 3.8(a)	-	Employees
Section 3.8(b)	-	Employment Contracts
Section 3.9(a)	-	Employee Benefits
Section 3.9(e)	-	Employee Benefit Plans
Section 3.9(h)	-	Vesting of Benefits
Section 3.10(a)	-	Legal Proceedings
Section 3.11(b)	-	Governmental Authorizations
Section 3.13	-	Insurance
Section 3.14(a)	-	Company Contracts
Section 3.14(b)	-	Material Company Contract Defaults
Section 3.15(a)(1)	-	Intellectual Property List
Section 3.15(a)(2)	-	Intellectual Property Proceeding
Section 3.15(b)	-	Company-Owned Intellectual Property
Section 3.15(d)	-	In-Bound IP Licenses

Section 3.15(e)	-	Out-Bound IP Licenses
Section 3.15(f)	-	IP Orders and Proceedings
Section 3.15(i)	-	Third Party IP Rights
Section 3.15(j)	-	Software
Section 3.15(k)	-	Source Code
Section 3.15(l)	-	Domain Names
Section 3.16	-	Related Persons
Section 3.17	-	No Undisclosed Liabilities
Section 3.18	-	Absence of Certain Changes and Events
Section 3.20(a)	-	Material Customers
Section 3.20(b)	-	Material Suppliers
Section 3.20(c)	-	Notices from Material Suppliers or Material Customers
Section 3.22	-	Bank Accounts
Section 3.24	-	Managers and Officers

Buyer Disclosure Schedule
Section 4.2(c)	-	Consents
Section 4.7	-	Reports

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), made and entered into as of July 2, 2015, is by and among: (i) AAC Holdings, Inc., a Nevada corporation (“Holdings”); (ii) American Addiction Centers, Inc., a Nevada corporation (“Parent”); (iii) Sober Media Group, LLC, a Delaware limited liability company (“Buyer”); (iv) Conversion Media LLC, a Nevada limited liability company (“Conversion”), Taj Media, LLC, a California limited liability company (“Taj”), Venture Quick, Inc., a California corporation (“Venture”), The Eternal Bliss LP, a California limited partnership (“Eternal”), Drs. Girish and Pragati Patel Trust, dated May 29, 1991, Masud Akbar Sarwary Living Trust, James D. Thilking Revocable Trust, Dated November 8, 2002, Steven C. Fields Revocable Trust, Dated April 7, 1993, Mike Hodges, P&G Properties No. 1, LLC (“P&G”), and Kailash of USA, LP (“Kailash”) (individually, each a “Seller” and collectively, the “Sellers”); (v) the Indirect Owners (as defined below); and (vi) Abhilash Patel, as the Sellers’ Representative. Capitalized terms used herein and not otherwise defined herein are defined as set forth in Annex A attached hereto.

RECITALS

WHEREAS, the Sellers own (i) all of the issued and outstanding membership interests (the “Interests”) of Referral Solutions Group, LLC, a California limited liability company (the “Company”), which Interests constitute all of the issued and outstanding ownership interests of the Company, and (ii) the Warrants (the Interests and the Warrants, the “Securities”);

WHEREAS, Jeff Smith (“Smith”) owns all of the issued and outstanding membership interests of Conversion and Venture, and Abhilash Patel (“Patel”, and together with Smith, the “Indirect Owners”) owns all of the issued and outstanding membership interests of Bow & Arrow Holdings, LLC, a California limited liability company, which owns all of the issued and outstanding membership interests of Taj, and, therefore, such Indirect Owners expect to benefit from the consummation of the transactions contemplated by this Agreement; and

WHEREAS, the Sellers desire to sell all of the Securities, and the Buyer desires to acquire all of the Securities, for the consideration and on the terms set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.

SALE AND TRANSFER OF INTERESTS

Section 1.1 Sale and Transfer of Securities. Subject to the terms and conditions of this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from the Sellers, all of the Sellers’ rights, title and interest in and to the Securities, free and clear of all Encumbrances.

Section 1.2 Purchase Price. The purchase price payable by Buyer to the Sellers for the Securities will be $56,000,000, which will consist of $32,479,996.78 in cash (the “Closing Cash Amount”) and 540,193 unregistered shares of common stock, par value $0.001 per share (the

“Common Shares”) of Holdings, plus or minus the Final Adjustment Amount payable after the Closing as set forth in Section 1.4 of this Agreement (the “Purchase Price”). The Purchase Price will be paid to and allocated among the Sellers as set forth on Annex B. At the Closing, Buyer will deliver the Purchase Price, prior to adjustment on account of the Final Adjustment Amount, as follows: (i) the Closing Cash Amount, less the Escrowed Cash, by wire transfer to Sellers in accordance with the Funds Flow Statement; (ii) the issuance to Sellers of such number of Common Shares equal to the Common Shares minus the Escrowed Shares as evidenced by delivery of confirmation of book entry shares representing such Common Shares; (iii) $2,427,290.20 (the “Escrowed Cash”) paid to the Escrow Agent pursuant to the Escrow Agreement; and (iv) the issuance of 40,370 of the Common Shares (the “Escrowed Shares”) to the Escrow Agent pursuant to the Escrow Agreement as evidenced by delivery of confirmation of book entry shares representing the Escrowed Shares. The Final Adjustment Amount will be paid following the Closing in accordance with Section 1.4 of this Agreement.

Section 1.3 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Securities contemplated by this Agreement (the “Closing”) will take place at the offices of Bass, Berry & Sims PLC, 150 Third Avenue South, Suite 2800, Nashville, TN 37201, at 10:00 a.m. (central time) on the date hereof, or such other time and place that the parties may agree (the “Closing Date”). For accounting purposes, Closing shall be deemed effective at 11:59 p.m. (Pacific Daylight Time) on the Closing Date.

Section 1.4 Closing Date Net Working Capital Calculation.

(a) Within thirty (30) days following the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative a written statement (the “Closing Statement”) setting forth (A) a consolidated balance sheet of the Company as of 11:59 p.m. (central time) on the Closing Date (the “Closing Date Balance Sheet”) and (B) a calculation of the Net Working Capital as of 11:59 p.m. (central time) on the Closing Date (the “Closing Date Net Working Capital Amount”). The Closing Date Balance Sheet shall be prepared in a manner consistent with GAAP and Annex C. Sellers’ Representative and its accountants shall be entitled to: (A) review the Closing Statement, and any working papers, trial balances and similar materials relating to the Closing Statement and the calculation of the Closing Date Net Working Capital Amount prepared by Buyer or its accountants; (B) to make copies thereof; and (C) upon reasonable request of Sellers’ Representative, for copies thereof to be made and sent to Seller’s Representative at the reasonable expense of Sellers’ Representative. Buyer shall also provide Sellers’ Representative and its accountants with timely access, during normal business hours, to Buyer’s relevant employees and outside accountants, properties, books and records to the extent involved with or related to the preparation of the Closing Statement.

(b) If, within forty-five (45) days following delivery of the Closing Date Balance Sheet and the Closing Date Net Working Capital Amount, Sellers’ Representative has not given Buyer written notice of its objection to the Closing Date Net Working Capital Amount (which notice shall state in reasonable detail the basis of Sellers’ Representative’s objection), then Buyer’s calculation of the Closing Date Net Working Capital Amount shall be binding and conclusive on the parties for all purposes hereunder.

(c) If Sellers’ Representative gives Buyer such notice of objection within the 45-day period, and if Sellers’ Representative and Buyer fail to resolve the issues outstanding with respect to Buyer’s calculation of the Closing Date Net Working Capital Amount within forty-five (45) days of Buyer’s receipt of Sellers’ Representatives’ objection notice, Sellers’ Representative and Buyer shall submit the issues remaining in dispute to a nationally recognized certified public accounting firm mutually selected by Sellers’ Representative and Buyer that has not performed accounting, tax or audit services for Buyer, Company or any of their respective Affiliates during the past three (3) years (the “Independent Accountants”), for resolution in accordance with the terms of this Agreement. If issues are submitted to the Independent Accountants for resolution: (A) Sellers’ Representative and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss issues with the Independent Accountants; (B) the determination of the Independent Accountants will be based on the information submitted to the Independent Accountants by Buyer and Sellers’ Representative (including any additional information submitted in response to questions or requests by the Independent Accountants); (C) in resolving any matters in dispute, the Independent Accountants may not assign a value to any item in dispute greater than the greatest value for such item assigned by the notice of objection, on the one hand, or the Closing Statement, on the other hand, or less than the smallest value for such item assigned by the notice of objection, on the one hand, or the Closing Statement, on the other hand; (D) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Sellers’ Representative and Buyer within thirty (30) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in calculation of the Closing Date Net Working Capital Amount; and (E) the fees and expenses of the Independent Accountants will be allocated between Buyer, on the one hand, and the Sellers, on the other hand, in the same proportion that their respective positions are confirmed or rejected by the Independent Accountants (which proportionate allocations also will be determined by the Independent Accountants and included in their final resolution).

(d) Within five (5) Business Days after the final determination of the Closing Date Net Working Capital Amount pursuant to this Section 1.4, if the Closing Date Net Working Capital Amount as finally determined exceeds the Target Net Working Capital Amount, Buyer shall pay by wire transfer of immediately available funds to an account designated by Sellers’ Representative, for the account of Sellers, the amount of such excess. Within five (5) Business Days after the final determination of the Closing Date Net Working Capital Amount pursuant to this Section 1.4, if the Closing Date Net Working Capital Amount as finally determined is less than the Target Net Working Capital Amount, Sellers’ Representative shall pay by wire transfer of immediately available funds to an account designated by Buyer, the amount of such shortfall. All amounts owed pursuant to this Section 1.4(d) by Buyer to Sellers, on the one hand, or by Sellers to Buyer, on the other hand, are referred to as the “Final Adjustment Amount.”

(e) Any payments made pursuant this Section 1.4 shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to such payment causes any such payment not to be treated as an adjustment to the Purchase Price for tax purposes.

Section 1.5 Closing Deliveries. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) The Sellers shall deliver, or cause to be delivered, to Buyer, Parent and/or Holdings, as applicable:

(i) releases in substantially the form attached hereto as Exhibit A (the “Releases”), executed by each of the Sellers and the Indirect Owners;

(ii) an escrow agreement in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”), executed by the Sellers’ Representative;

(iii) an employment letter between Parent and Patel in substantially the form attached hereto as Exhibit C, executed by Patel (the “Patel Employment Letter”);

(iv) an employment letter between Parent and Smith in substantially the form attached hereto as Exhibit C, executed by Smith (the “Smith Employment Letter”, and, collectively with the Patel Employment Letter, the “Employment Letters”);

(v) estoppel certificates in substantially the form of Exhibit D, executed by each lessor leasing the Leased Real Property to the Company or its Subsidiaries;

(vi) (A) an executed statement from each Seller, in form and substance satisfactory to Buyer, that satisfies the requirements of Treasury Regulation Section 1.1445-2(b)(2), and (B) if applicable, any certificate, affidavit or other documentation required to establish that no withholding is required under applicable state, local and foreign Tax laws;

(vii) the articles of organization of the Company and each of its Subsidiaries, certified by the Secretary of State of the applicable jurisdiction of formation, and a certificate of good standing from the applicable jurisdiction of formation and each other jurisdiction in which the Company and its Subsidiaries are qualified to do business, each dated within ten (10) Business Days prior to the Closing Date;

(viii) a certificate of the Secretary of the Company certifying, as complete and accurate as of the Closing, attached copies of the operating agreement of the Company, certifying and attaching all requisite resolutions or actions of the Company’s members and board of managers approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying to the incumbency of the officers of the Company executing this Agreement and any other documents being executed in connection with the consummation of the transactions contemplated hereby, and certifying and attaching all requisite resolutions or actions of the Company’s board of managers approving the termination of the 401(k) Plan in accordance with Section 5.8;

(ix) all required consents set forth on Section 2.2(b), Section 2.2(c) Section 3.2(b) or Section 3.2(c) of the Disclosure Schedule, executed by the counterparties thereto, in form acceptable to Buyer;

(x) a pay-off letter executed by P&G, providing for, at the Closing, the termination of that certain Loan Agreement, dated as of November 1, 2014, by and between the Company and P&G (the “P&G Loan Agreement”), and the termination of all security interests and the release of all liens under the P&G Loan Agreement with respect to the assets of the Company (including the authorization of the filing of all necessary UCC termination statements and other necessary documentation in connection with the termination of such security interests and the release of such liens);

(xi) a pay-off letter executed by Kailash, providing for, at the Closing, the termination of that certain Loan Agreement, dated as of November 1, 2014, by and between the Company and Kailash (the “Kailash Loan Agreement”), and the termination of all security interests and the release of all liens under the Kailash Loan Agreement with respect to the assets of the Company (including the authorization of the filing of all necessary UCC termination statements and other necessary documentation in connection with the termination of such security interests and the release of such liens);

(xii) a pay-off letter executed by The Eternal Bliss LP , providing for, at the Closing, the termination of that certain Loan Agreement, dated as of November 1, 2014, by and between the Company and Eternal (the “Eternal Loan Agreement”), and the termination of all security interests and the release of all liens under the Eternal Loan Agreement with respect to the assets of the Company (including the authorization of the filing of all necessary UCC termination statements and other necessary documentation in connection with the termination of such security interests and the release of such liens);

(xiii) resignations effective as of the Closing of each of the members of the board of managers and officers, as applicable, of the Company in their capacity as such as requested by Buyer, executed by such individuals;

(xiv) a funds flow statement in the form mutually agreed to by Buyer and the Company (the “Funds Flow Statement”), executed by the Sellers’ Representative and the Company; and

(xv) certificates executed by each Person who is receiving stock pursuant to this Agreement and who is not otherwise a Seller, in a form to be mutually agreed to by the parties.

(b) Buyer, Parent and Holdings, as applicable, shall deliver, or cause to be delivered, to the Sellers, or to a Seller’s designee(s):

(i) the Closing Cash Amount, less the Escrowed Cash, payable as provided in Section 1.2 above;

(ii) the Common Shares, less the Escrowed Shares, issued as provided in Section 1.2 above;

(iii) the Escrow Agreement, executed by Buyer, Parent, Holdings and the escrow agent (the “Escrow Agent”), together with the delivery of the Escrowed Cash and Escrowed Shares as contemplated by Section 1.2;

(iv) the Employment Letters, executed by Parent;

(v) a certificate of good standing (or similar certification) of Buyer from the jurisdiction of formation of Buyer, dated within ten (10) Business Days prior to the Closing Date;

(vi) a certificate of good standing (or similar certification) of Holdings from the jurisdiction of incorporation of Holdings, dated within ten (10) Business Days prior to the Closing Date;

(vii) a certificate of good standing (or similar certification) of Parent from the jurisdiction of incorporation of Parent, dated within ten (10) Business Days prior to the Closing Date;

(viii) a certificate of the Secretary of Buyer certifying and attaching all requisite resolutions or actions of Buyer’s board of managers approving the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and certifying to the incumbency of the officers of Buyer executing this Agreement and any other documents being executed in connection with the consummation of the transactions contemplated by this Agreement;

(ix) a certificate of the Secretary of Holdings certifying and attaching all requisite resolutions or actions of the board of directors of Holdings or any committee thereof approving the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and certifying to the incumbency of the officers of Holdings executing this Agreement and any other documents being executed in connection with the consummation of the transactions contemplated by this Agreement;

(x) a certificate of the Secretary of Parent certifying and attaching all requisite resolutions or actions of the board of directors of Parent or any committee thereof approving the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and certifying to the incumbency of the officers of Parent executing this Agreement and any other documents being executed in connection with the consummation of the transactions contemplated by this Agreement; and

(xi) the Funds Flow Statement, executed by Buyer, Parent and Holdings.

Section 1.6 Required Withholding. Buyer shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement (including the Purchase Price) such amounts as it may be required to deduct and withhold therefrom under the Code or under any provision of state, local or foreign Tax laws or under any other applicable Legal Requirements. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

Section 1.7 Tax Allocation. The Purchase Price shall be allocated in accordance with Annex D. After the Closing, the parties hereto shall make consistent use of such allocation for all Tax purposes and in all filings with, and declarations and reports to, all Governmental Authority in respect thereof. In any action or claim relating to the determination of any Tax, no party hereto shall contest such allocation or represent that such allocation is not correct.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES

OF EACH SELLER

Each Seller, severally and not jointly, represents and warrants to Buyer, Parent and Holdings as follows:

Section 2.1 Organization and Good Standing. If an entity, such Seller: (a) is duly organized and validly existing under the Legal Requirements of the state of its formation and is not in default under or in violation of any provision of its certificate of incorporation, bylaws, or equivalent organizational documents; (b) has full entity power and authority to own and lease its properties and assets and conducts its business as now conducted; and (c) is in good standing in the state of its formation.

Section 2.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Upon the execution and delivery by such Seller of each of the documents to be executed and delivered by such Seller at the Closing pursuant to Section 1.5(a) (collectively, the “Sellers Closing Documents”), each of the Sellers Closing Documents will constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Such Seller has all requisite power, authority and capacity to execute and deliver this Agreement and each of the Sellers Closing Documents to which such Seller is a party and to consummate all of the transactions contemplated hereby and thereby. If such Seller is an entity, the execution and delivery of this Agreement, the Sellers Closing Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by any necessary corporate action of such Seller, and no other action of the part of the such Seller is required to authorize the same.

(b) Except as set forth on Section 2.2(b) of the Disclosure Schedule, neither the execution and delivery of this Agreement or the Sellers Closing Documents by such Seller nor the consummation or performance of the transactions contemplated hereby by such Seller will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of any provision of the organizational documents of such Seller if such Seller is an entity; and (ii) contravene, conflict with, or result in a violation of any Legal Requirement, or any Order of any Governmental Authority, to which such Seller is subject.

(c) Except as set forth on Section 2.2(c) of the Disclosure Schedule, such Seller is not or will not be required to give any notice to or obtain any consent, waiver or approval from any Governmental Authority or other Person in connection with the execution and delivery of this Agreement or any of the Sellers Closing Documents or the consummation of the transactions contemplated hereby or thereby.

Section 2.3 Ownership. Such Seller holds of record and beneficially owns the percentage of membership interests and/or the Warrant set forth opposite such Seller’s name on Section 2.3 of the Disclosure Schedule free and clear of any Encumbrances, except any Encumbrances arising out of, under or in connection with this Agreement and except for restrictions on transfer under applicable Legal Requirements. No membership interests or Warrant held by such Seller are subject to any preemptive or subscription rights or rights of first refusal.

Section 2.4 Securities Laws Matters.

(a) The Common Shares to be issued to such Seller hereunder are being acquired for the account of such Seller for the purpose of investment and not with a view to the resale or distribution thereof except pursuant to an effective registration under the Securities Act and applicable state securities laws, or pursuant to an available exemption from such registration requirement.

(b) (i) Such Seller is familiar with the business to be conducted by Buyer, Parent and Holdings, taking into account the consummation of the transactions contemplated hereby; (ii) prior to the date hereof, such Seller has had the opportunity to ask questions and receive answers from representatives of Buyer, Parent and Holdings, concerning the business, financial condition and prospects of Buyer, Parent and Holdings, and the Common Shares to be issued to such Seller hereunder; and (iii) Seller has received any additional information concerning Buyer, Parent and Holdings that Seller has requested.

(c) Such Seller (i) is an “accredited investor,” as such term is defined in Rule 501 of Regulation D under the Securities Act, and (ii) has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of the acquisition of the Common Shares to be issued to such Seller hereunder.

(d) Such Seller acknowledges that the Common Shares to be issued to such Seller hereunder have not been registered under the Securities Act, that such Common Shares are “restricted securities” as defined in Rule 144 adopted under the Securities Act, and that such Common Shares cannot be resold without registration under the Securities Act or under an exemption from such registration.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

OF THE SELLERS

Each Seller represents and warrants to Buyer, Parent and Holdings as follows:

Section 3.1 Organization and Good Standing. The Company and each Subsidiary of the Company is a corporation or limited liability company, duly organized or formed, validly existing, and in good standing under the laws of the jurisdiction of its organization or formation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to execute and deliver this Agreement and perform its obligations hereunder. The Company and each Subsidiary of the Company is duly qualified or licensed to transact business and is in good standing in each domestic or foreign jurisdiction in which its ownership of property or the conduct of its business makes such qualification or licensure necessary. Section 3.1 of the Disclosure Schedule sets forth a complete and accurate list of each jurisdiction in which the Company and each Subsidiary of the Company is qualified or licensed to transact business. Complete and accurate copies of the organizational documents of the Company and each Subsidiary of the Company, each as amended to date, have been made available to Buyer.

Section 3.2 No Conflict.

(a) The execution and delivery of this Agreement, the Sellers Closing Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by any necessary corporate action of the Company, and no other action of the part of the Company is required to authorize the same.

(b) Except as set forth on Section 3.2(b) of the Disclosure Schedule, neither the execution and delivery of this Agreement or the Sellers Closing Documents by any Seller or the Sellers’ Representative nor the consummation or performance of the transactions contemplated hereby by any Seller or the Sellers’ Representative will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of any provision of the organizational documents of the Company or any Subsidiary of the Company (ii) contravene, conflict with, or result in a violation of any Legal Requirement, or any Order of any Governmental Authority, to which the Company or any Subsidiary of the Company, is subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any Subsidiary of the Company; (iv) breach any provision of, give any Person the right to declare a default or exercise any remedy under, accelerate the maturity or performance of or payment under, or cancel, terminate, or modify, any Material Company Contract; or (v) result in the creation or imposition of any Encumbrance upon any of the assets of the Company or any Subsidiary of the Company.

(c) Except as set forth on Section 3.2(c) of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company is or will be required to give any notice to or obtain any consent, waiver or approval from (i) any Governmental Authority or other Person or (ii) any party to any Material Company Contract, in connection with the execution and delivery of this Agreement or any of the Sellers Closing Documents or the consummation of the transactions contemplated hereby or thereby.

Section 3.3 Financial Statements. The Company has made available to Buyer the following financial statements, copies of which are attached as Section 3.3 of the Disclosure Schedule: (i) the audited consolidated financial statements of the Company and its Subsidiaries as of December 31, 2014, 2013 and 2012, including the balance sheet and the related statements of income of the Company and its Subsidiaries as of and for the fiscal years then ended (the “Year End Financial Statements” and the balance sheet as of December 31, 2014, the “Reference Balance Sheet,” and December 31, 2014, the “Reference Balance Sheet Date”); and (ii) the unaudited consolidated financial statements of the Company and its Subsidiaries as of May 31, 2015, including the balance sheet and the related statements of income of the Company and its Subsidiaries as of and for the five-month period then ended (such financial statements, the “Interim Financial Statements”) (the Year End Financial Statements and the Interim Financial Statements, collectively, the “Financial Statements”). The Financial Statements are consistent with the books and records of the Company (which books and records are complete and accurate in all material respects). The Financial Statements fairly present in all material respects the financial position of the Company and its Subsidiaries and the results of operations and changes in financial position as of the dates and for the periods specified. Since January 1, 2012, neither the Company nor any Seller or, to the Knowledge of the Company, any manager, officer, employee, auditor, accountant or representative of the Company, has received or has otherwise become aware of any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or the Company’s internal control over financial reporting, including any complaint, allegation, assertion or claim that the Company has engaged in questionable or improper accounting practices.

Section 3.4 Capitalization.

(a) Section 3.4(a) of the Disclosure Schedule sets forth the percentage of each class of membership interests of the Company and each Warrant and the name and address of each record holder of such membership interests and/or Warrant. No membership interest of the Company and no Warrant was issued in violation of any preemptive or subscription rights or rights of first refusal. The Company has not violated the Securities Act or any other applicable Legal Requirements in connection with the offer, sale or issuance of any membership interests, any Warrant or any other ownership interest or equity securities. The membership interests of the Company set forth on Section 3.4(a) of the Disclosure Schedule represent 100% of the issued and outstanding membership interests of the Company.

(b) Section 3.4(b) of the Disclosure Schedule sets forth a true and complete list of (i) each Subsidiary of the Company, listing for each Subsidiary its name, the name of the Company or Subsidiary of the Company holding an ownership interest in such Subsidiary and the percentage of equity interest of such Subsidiary owned by the Company or a Subsidiary of the Company and (ii) all other Persons in which the Company or any Subsidiary of the Company owns, of record or beneficially, any direct or indirect equity or ownership interest in such Person or other similar interest or any right (contingent or otherwise) to acquire the same, listing for each Person its name, the name of the Company or Subsidiary of the Company holding an ownership interest in such Person, the percentage of stock or other equity interest of such Person owned by the Company or a Subsidiary of the Company and, for each such Person that is a corporation, the authorized and outstanding capital stock of each such Person. The equity interests of each Subsidiary of the Company have not been issued in violation of, and are not subject to, any preemptive or subscription rights or rights of first refusal. No Subsidiary of the Company has violated the Securities Act or other applicable Legal Requirements in connection with the offer, sale or issuance of its equity securities. The Company and/or the Subsidiaries are the record and beneficial owner of all of the equity interests of each Subsidiary of the Company, free and clear of any Encumbrances.

(c) Except as set forth on Section 3.4(c) of the Disclosure Schedule, there are no (A) outstanding obligations, options, warrants, or other rights, agreements, arrangements or commitments of any kind relating to the membership interests of the Company, the Warrants or securities convertible or exchangeable into membership interests of the Company, or obligating the Company to issue or sell any membership interests of the Company, (B) outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its membership interests or Warrants or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person, or (C) voting trusts, registration rights agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the membership interests of the Company or the Warrants.

(d) Section 3.4(d) of the Disclosure Schedule sets forth all outstanding Indebtedness of the Company and any Subsidiary of the Company.

Section 3.5 Assets.

(a) Except as set forth on Section 3.5(a) of the Disclosure Schedule, the Company and its Subsidiaries have good, valid and marketable title to, or a valid and enforceable right to use under a Company Contract, all property and assets used or held for use by the Company and its Subsidiaries in connection with their business, free and clear of all Encumbrances other than Permitted Encumbrances. This Section 3.5(a) shall not apply to assets that are Intellectual Property assets, which are specifically addressed in Section 3.15.

(b) Section 3.5(b) of the Disclosure Schedule sets forth all items of machinery, equipment, furniture and other tangible personal property owned by the Company and its Subsidiaries with an initial, nondepreciated book value of at least $5,000. Each such item of tangible personal property is in good repair and good operating condition, ordinary wear and tear excepted, and is suitable for use in the Ordinary Course of Business. All tangible personal property of the Company is in the possession of Company or a Subsidiary of the Company.

Section 3.6 Real Property.

(a) Section 3.6(a) of the Disclosure Schedule sets forth a list of all real property leases under which the Company or any Subsidiary of the Company leases real property as a lessee or sublessee (the “Real Property Leases;” all real property in which the Company or any Subsidiary of the Company holds a leasehold interest, whether as lessee or sublessee, the “Leased Real Property”), street address, approximate rentable square footage, monthly rent, expiration date and any renewal options with respect to the Real Property Leases. Except for the

Leased Real Property and the Real Property Leases identified in Section 3.6(a) of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company owns any interest (fee, leasehold or otherwise) in any real property. The Company and its Subsidiaries enjoy peaceful and undisturbed possession of the Leased Real Property. There are no contracts to which the Company or any Subsidiary of the Company is a party granting to any other Person the right of use or occupancy of any material portion of the Leased Real Property.

(b) The Company and its Subsidiaries hold a leasehold interest in the Leased Real Property, and the Company has granted no Encumbrance with respect to the leasehold interest other than Permitted Encumbrances and Encumbrances set forth on Section 3.5(a) of the Disclosure Schedule.

(c) To the Knowledge of the Company, the use of the Leased Real Property by the Company and its Subsidiaries for the purposes for which it is currently being used conforms in all material respects to all applicable Legal Requirements (including those pertaining to public and private restrictions, fire, safety, zoning and building laws and ordinances, and laws relating to the disabled). To the Knowledge of the Company, Company has not received any written notice of any pending or threatened eminent domain, condemnation, zoning, or other Proceedings affecting the Leased Real Property that would result in the taking of all or any part of the Leased Real Property or that would prevent or hinder in any material respect the continued use of the Leased Real Property as currently used in the conduct of the Business.

(d) To the Knowledge of the Company, all Improvements located on the Leased Real Property are in compliance in all material respects with all applicable Legal Requirements (including those pertaining to public and private restrictions, fire, safety, zoning and building laws and ordinances, and laws relating to the disabled). To the Knowledge of the Company, all such Improvements are in good operating condition and repair in all material respects for the requirements of the Business.

(e) Complete and accurate copies of the Real Property Leases, including any and all amendments and modifications, have been made available by the Company to Buyer.

Section 3.7 Taxes.

(a) Except as set forth in Section 3.7(a) of the Disclosure Schedule, the Company and each of its Subsidiaries have timely filed (including applicable filing extensions) all Tax Returns required to have been filed with the appropriate Governmental Authority. All such Tax Returns were correct and complete in all material respects. Neither the Company nor any Subsidiary of the Company is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries have timely paid all Taxes due to any Governmental Authority. All Taxes that the Company or any of its Subsidiaries are or were required by applicable Legal Requirements to withhold or collect have been withheld or collected, and, to the extent required, have been properly paid on a timely basis to the appropriate Governmental Authority. There is an adequate accrual in the Financial Statements in accordance with GAAP for all Taxes of the Company and each of its Subsidiaries that were not yet due or payable as of the date of such Financial Statements.

(c) No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any taxing authority, court or other Governmental Authority is currently in progress or, to the Knowledge of the Company, threatened. No assessment or other Proceeding by any taxing authority, court or other Governmental Authority is pending, or to the Knowledge of the Company, threatened, with respect to the Taxes or Tax Returns of the Company or any of its Subsidiaries. There is no dispute or claim concerning (i) any liability of the Company or any of its Subsidiaries for additional Taxes, or (ii) any obligation of the Company or any of its Subsidiaries to file Tax Returns or pay Taxes in any jurisdiction in which it does not file Tax Returns or pay Taxes, either (x) claimed or raised by any Governmental Authority in any written notice or communication provided to the Company, or (y) as to which the Company has Knowledge. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is in effect.

(d) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries is a party to any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement.

(e) Neither the Company nor any of its Subsidiaries has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar Legal Requirement with respect to the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has participated in, or otherwise made a filing with respect to, any “reportable transaction” within the meaning of Treasury Regulations §1.6011-4(b).

(g) Section 3.7(g) of the Disclosure Schedule sets forth all Tax grants, abatements or incentives granted or made available by any Governmental Authority for the benefit of the Company or any of its Subsidiaries, and any conditions of which the Company has Knowledge relating to the continued availability of such Tax grants, abatements or incentives to the Company or any of its Subsidiaries, or events or circumstances of which the Company has Knowledge that could impair the ability of Buyer to utilize such Tax grants, abatements or incentives following the Closing.

(h) There is no power of attorney given by or binding on the Company or any of its Subsidiaries with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not expired.

(i) All fees, charges, costs or expenses pursuant to Affiliate services agreements or otherwise which are paid by the Company or any of its Affiliates are made on an arms’ length basis within the meaning of Section 482 of the Code and the regulations and rulings promulgated thereunder. No claim has been asserted by any Governmental Authority that the Company or any of its Subsidiaries is liable for any Taxes based on Section 482 of the Code or comparable provisions of other applicable Legal Requirements.

(j) No election has been filed to treat the Company or any of its Subsidiaries as an association taxable as a corporation for U.S. federal income tax purposes. At all times since the date of its formation, the Company and each of its Subsidiaries has been treated and properly classified as a partnership, and each Subsidiary of the Company has been disregarded as an entity separate from the Company, for U.S. federal income tax purposes.

(k) Neither the Company nor any of its Subsidiaries has requested or received any ruling from any Taxing authority.

(l) The Company and each of its Subsidiaries have filed with the appropriate Governmental Authorities all unclaimed property reports as required under applicable Legal Requirements.

Section 3.8 Employees.

(a) Section 3.8(a) of the Disclosure Schedule sets forth the following information (to the extent applicable) with respect to each employee of the Company and its Subsidiaries, including each employee on leave of absence or layoff status: name, job title, date of hire, employment status, current annual base salary or current wages, 2014 bonus, 2015 bonus target, sick and vacation leave and paid time off that is accrued but unused. Section 3.8(a) of the Disclosure Schedule also sets forth the names of all independent contractors who render services on a regular basis to, or are under contract with, the Company or any of its Subsidiaries. There is no collective bargaining agreement in effect between the Company or any of its Subsidiaries and any labor unions or organizations representing any of the employees of the Company. Neither the Company nor any Subsidiary of the Company has experienced any organized slowdown, work interruption strike or work stoppage by its employees, and, to the Knowledge of the Company, there is no strike, labor dispute or union organization activity pending or threatened affecting the Company or any of its Subsidiaries.

(b) Except as set forth in Section 3.8(b) of the Disclosure Schedule, the employment of each employee of the Company and its Subsidiaries is terminable at the will of the Company, and neither the Company nor any Subsidiary of the Company is a party to any employment, restrictive covenant, severance or similar contract or agreement with any employee of the Company or its Subsidiaries (and copies of all such agreements have been made available to Buyer). Except as set forth in Section 3.8(b) of the Disclosure Schedule, no employee of the Company or its Subsidiaries has provided notice (either written or orally) to the Company or any of its Subsidiaries of termination of employment, and, to the Knowledge of the Company, no Key Employee intends to terminate his or her employment with the Company or any of its Subsidiaries. To the Knowledge of the Company, no employee of the Company or its Subsidiaries is a party to, or is otherwise bound by, any agreement, including any confidentiality, restrictive covenant or proprietary rights agreement, between such employee and any Person other than the Company or its Subsidiaries that adversely affects the performance of that employee’s duties as an employee of the Company or its Subsidiaries.

(c) The Company and its Subsidiaries are, and since January 1, 2012, have been, in compliance in all material respects with all applicable Legal Requirements regarding employment and employment practices, terms and conditions of employment, wages and hours, anti-discrimination, work authorization and occupational health and safety, including Legal Requirements concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, as amended. There is no unfair labor practice claim, charge of discrimination or Proceeding brought by or on behalf of any employee or former employee of the Company under the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Family Medical Leave Act or any other Legal Requirement pending or, to the Knowledge of the Company, threatened, against the Company or its Subsidiaries.

Section 3.9 Employee Benefits.

(a) Section 3.9(a) of the Disclosure Schedule lists all deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, change in control, severance or termination pay, hospitalization or other medical, life, dental, vision, disability or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs, agreements or arrangements, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan”, within the meaning of Section 3(3) of ERISA), sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or by any ERISA Affiliate for the benefit of any current or former employee, independent contractor or director (and/or their dependents or beneficiaries) of the Company or any of its Subsidiaries, or with respect to which the Company, its Subsidiaries or any ERISA Affiliate otherwise has any liabilities or obligations (the “Employee Benefit Plans”).

(b) No Employee Benefit Plan is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, (ii) a plan that is subject to Title IV of ERISA, Section 302 or 303 of ERISA or Sections 412, 430 or 436 of the Code, (iii) a multiple employer plan as defined in Section 413(c) of the Code, or (iv) a “multiple employer welfare benefit arrangement” as such term is defined in Section 3(40) of ERISA and neither the Company, any of its Subsidiaries nor any ERISA Affiliate, has maintained, contributed to, or been required to contribute to any Employee Benefit Plan described in clauses (i), (ii), (iii) or (iv) above within the last six years.

(c) Each Employee Benefit Plan is and has been maintained and administered in all material respects in compliance with its terms and with the applicable requirements of ERISA, the Code and any other applicable Legal Requirements. The Company and its Subsidiaries have timely paid all contributions, premiums and expenses payable to or in respect of each Employee Benefit Plan under the terms thereof and in accordance with applicable Legal Requirements. Neither the Company, its Subsidiaries nor any ERISA Affiliate or, to the Knowledge of the Company, any other Person, has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject the Company, its Subsidiaries or Buyer or any Affiliate thereof to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Legal Requirements.

(d) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in compliance in all material respects with Section 409A of the Code, IRS Notice 2005-1, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Employee Benefit Plan, and no employee of the Company or any of its Subsidiaries is entitled to any gross-up or otherwise entitled to indemnification by the Company, its Subsidiaries or any ERISA Affiliate for any violation of Section 409A of the Code.

(e) Except as set forth in Section 3.9(e) of the Disclosure Schedule, with respect to each Employee Benefit Plan, the Company has made available to Buyer complete copies of each of the following documents: (i) a copy of each Employee Benefit Plan (including any amendments thereto and all administration agreements, insurance policies, investment management or advisory agreements and all prior Employee Benefit Plan documents, in effect within the last two years); (ii) a copy of the three most recent Form 5500 annual reports, if any, required under ERISA or the Code; (iii) a copy of the most recent summary plan description (and any summary of material modifications), if any, required under ERISA; (iv) if the Employee Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including any amendments thereto); (v) if the Employee Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination and/or opinion or advisory letter received from the Internal Revenue Service; (vi) the three (3) most recent annual actuarial reports (if any); (vii) all correspondence during the past three (3) years with the Internal Revenue Service or Department of Labor regarding any Employee Benefit Plan; (viii) all discrimination tests required to be performed for each Employee Benefit Plan for the three most recent plan years (if any); and (ix) a list of all employees or former employees of the Company and its Subsidiaries currently receiving COBRA benefits. Section 3.9(e) of the Disclosure Schedule sets forth the terms and conditions of any unwritten Employee Benefit Plan.

(f) None of the Employee Benefit Plans that are “welfare benefit plans” within the meaning of Section 3(1) of ERISA provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA.

(g) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that it is so qualified and/or has an opinion or advisory letter upon which it is entitled to rely, and there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan in any material respect.

(h) Except as set forth in Schedule 3.9(h) of the Disclosure Schedule, the consummation of the transactions contemplated hereby will not (i) result in an increase in or accelerate the vesting of any of the benefits available under any Employee Benefit Plan (other than vesting under the 401(k) Plan in connection with its termination), or (ii) otherwise entitle any current or former director or employee of the Company or any of its Subsidiaries to any payment from the Company or any of its Subsidiaries.

(i) There are no pending or, to the Knowledge of the Company, threatened, Proceedings that have been asserted relating to any Employee Benefit Plan by any employee or beneficiary covered under any Employee Benefit Plan or otherwise involving any Employee Benefit Plan (other than routine claims for benefits). No examination, voluntary correction proceeding or audit of any Employee Benefit Plan by any Governmental Authority is currently in progress or, to the Knowledge of the Company, threatened. Neither the Company nor any Subsidiary of the Company is a party to any agreement or understanding with the Pension Benefit Guaranty Corporation, the Internal Revenue Service or the Department of Labor relating to the alleged noncompliance of any Employee Benefit Plan.

(j) Neither the Company, its Subsidiaries nor any ERISA Affiliate has used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors, to an extent that would reasonably be expected to result in the disqualification of any of the Employee Benefit Plans or the imposition of penalties or excise taxes with respect to any of the Employee Benefit Plans by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.

Section 3.10 Legal Proceedings; Orders.

(a) Except as set forth in Section 3.10(a) of the Disclosure Schedule, there are no Proceedings pending (i) by or against the Company or any of its Subsidiaries or that otherwise relate to or may affect the business of, or any of the assets owned or used by, the Company or any of its Subsidiaries, or (ii) by or against the Company or any of its Subsidiaries that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Knowledge of the Company, (A) no such Proceeding has been threatened, and (B) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Except as set forth in Section 3.10(a) of the Disclosure Schedule, since January 1, 2012, there have not been any Orders rendered against, or any settlements effected by, the Company or any Subsidiary of the Company in connection with any Proceedings brought by or against the Company or any of its Subsidiaries.

(b) There are no Orders outstanding: (i) against the Company or any of its Subsidiaries or that otherwise relate to or may affect the business of, or any of the assets owned or used by, the Company or any of its Subsidiaries; or (ii) against the Company or any of its Subsidiaries that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Knowledge of the Company, (A) no such Order has been threatened, and (B) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Order.

Section 3.11 Compliance with Legal Requirements; Governmental Authorizations.

(a) The Company and its Subsidiaries are, and at all times since January 1, 2012, have been, in compliance in all material respects with all Legal Requirements that are or were applicable to the Company and its Subsidiaries, the operation of their business or the ownership or use of any of their property or assets (excluding Legal Requirements specifically addressed elsewhere in this Article III). Neither the Company nor any of its Subsidiaries have received, at any time since January 1, 2012, any written notice from any Governmental Authority regarding any actual, alleged or potential violation of or failure to comply with any Legal Requirement.

(b) Section 3.11(b) of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by the Company or any of its Subsidiaries. Each such Governmental Authorization is valid and in full force and effect. The Company and its Subsidiaries are, and at all times since January 1, 2012, have been, in compliance in all material respects with each such Governmental Authorization. Neither the Company nor any of its Subsidiaries have received, at any time since January 1, 2012, any written notice from any Governmental Authority regarding (i) any actual, alleged or potential violation of or failure to comply with any term or requirement of any such Governmental Authorization, or (ii) any actual, proposed, or potential revocation, suspension, cancellation or termination of, or modification to, any such Governmental Authorization. The Governmental Authorizations listed in Section 3.11(b) of the Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Company and its Subsidiaries to conduct and operate their business in all material respects in the manner it is currently conducted.

Section 3.12 Environmental Matters.

(a) The Company and its Subsidiaries are, and at all times have been, in compliance in all material respects with all Environmental Laws. The Company and its Subsidiaries have obtained and are and have been in compliance in all material respects with all Governmental Authorizations required by all Environmental Laws.

(b) Neither the Company nor any of its Subsidiaries has received any citation, directive, inquiry, notice, Order, summons, warning, request for information, or other written communication that relates to, (i) Hazardous Materials, or (ii) any alleged, actual, or potential violation of or failure to comply with any Environmental Laws.

(c) To the Knowledge of the Company, neither the Company, its Subsidiaries, nor any other Person for whose conduct the Company or any of its Subsidiaries is or may be held responsible, has any Environmental, Health and Safety Liabilities with respect to the Leased Real Property, the assets of the Company or any of its Subsidiaries, or any other properties and assets (whether real, personal, or mixed) in which the Company or any of its Subsidiaries (or any predecessor thereof) has or had an interest.

Section 3.13 Insurance. Section 3.13 of the Disclosure Schedule sets forth a complete and accurate list of all insurance under which any of the assets or properties of the Company and its Subsidiaries are covered or otherwise relating to the Business, including policy numbers, names and addresses of insurers and liability or risk covered, amounts of coverage, limitations and deductions and expirations dates, and whether each such policy is claims-made or occurrence-based. Each such policy is in full force and effect, and the Company and its Subsidiaries have paid or accrued (to the extent not due and payable) all premiums due, and has otherwise performed in all material respects all of its obligations under, each such policy of insurance.

Section 3.14 Contracts; No Defaults.

(a) Section 3.14(a) of the Disclosure Schedule lists each of the following Company Contracts (each a “Material Company Contract”), including the name of the Company or Subsidiary of the Company that is a party to such Material Company Contract, the counterparty to such Material Company Contract and the date of such Material Company Contract (and, in the case of any oral or unwritten Material Company Contracts, provides a description of the material terms thereof):

(i) any Company Contract having a value per contract, or involving payments by or to the Company or any of its Subsidiaries, of at least (A) $100,000 during any twelve-month period, or (B) $100,000 in the aggregate;

(ii) any Company Contract with a Material Customer or a Material Supplier;

(iii) any joint venture, partnership or other similar agreement involving co-investment or sharing of profits, losses, costs or liabilities with a third party to which the Company or any of its Subsidiaries is a party;

(iv) any contract or agreement involving the sale of any material assets of, or the acquisition of any material assets of any Person by, the Company or any of its Subsidiaries outside of the Ordinary Course of Business, in any business combination transaction (whether by merger, sale of stock, sale of assets or otherwise);

(v) any note, mortgage, indenture, loan agreement, credit agreement, security agreement, financing agreement, or other evidence of Indebtedness relating to the borrowing of money by the Company or any of its Subsidiaries, any guarantee made by the Company or any of its Subsidiaries in favor of any Person guaranteeing obligations of such Person, or any letter of credit issued for the account of the Company or any of its Subsidiaries;

(vi) any employment or consulting agreement between the Company or any of its Subsidiaries, on the one hand, and any of the employees or consultants of the Company or any of its Subsidiaries, on the other hand, that (A) obligates the Company or any of its Subsidiaries to make annual cash payments in an amount exceeding $10,000 or make any cash payments to any Person in the event of a termination of such Person’s employment or consulting arrangement with the Company or any of its Subsidiaries or on account of the transactions contemplated by this Agreement; (B) has a value, or involves payments by or to the Company or any of its Subsidiaries, of at least $25,000 in the aggregate; or (C) contains non-competition provisions for the benefit of the Company or any of its Subsidiaries from an employee or an independent consultant;

(vii) any contract or agreement with any Governmental Authority;

(viii) any collective bargaining agreement or contract with any labor union;

(ix) any contract or agreement containing covenants that in any way purport to restrict the business activity of the Company or any of its Subsidiaries or limit the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person;

(x) any contract or agreement that purports to bind or otherwise applies to any Affiliate of the Company or any Subsidiary of the Company that is not a party to such Material Company Contract;

(xi) any contract or agreement that grants or conveys rights of first refusal, or contain “most favored nation” or similar pricing provisions;

(xii) any contract or agreement that provides for the Company or any of its Subsidiaries to be the exclusive or a preferred provider of any product or service to any Person or the exclusive or a preferred recipient of any product or service from any Person during any period of time or that otherwise involves the granting by any Person to the Company or any of its Subsidiaries or by the Company or any of its Subsidiaries to any Person of exclusive or preferred rights of any kind;

(xiii) any Real Property Lease;

(xiv) any contract the main purpose of which is indemnification;

(xv) any contract or agreement granting a power of attorney to any Person;

(xvi) any contract or agreement containing any change-in-control, assignment, default or other similar provisions that may be implicated by the transactions contemplated by this Agreement;

(xvii) any contract or agreement with a Company Related Person;

(xviii) any material IP License;

(xix) any other Company Contract that is otherwise material to the Company and its Subsidiaries, taken as a whole; and

(xx) each amendment, supplement, and modification in respect of any of the foregoing.

(b) Except as set forth in Section 3.14(b) of the Disclosure Schedule:

(i) Each Material Company Contract is a valid and binding obligation of the Company and, to the Knowledge of the Company, each other party to such Material Company Contract, and is enforceable against the Company and, to the Knowledge of the Company, each such other party in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies;

(ii) Neither the Company, its Subsidiaries nor, to the Knowledge of the Company, any other party to any Material Company Contract, is or since January 1, 2012 has been, in breach or default under any Material Company Contract, and no event has occurred that, with or without notice or lapse of time, would constitute a breach or default by the Company under any Material Company Contract;

(iii) Since January 1, 2012, neither the Company nor any of its Subsidiaries has given to, or received from, any other party to any Material Company Contract, any written notice, or to the Knowledge of the Company, any oral notice, regarding any actual or alleged breach of or default under any Material Company Contract by the Company, any Subsidiary of the Company or any other party to such Material Company Contract; and

(iv) There are no renegotiations or, to the Knowledge of the Company, outstanding rights to negotiate, any amount to be paid or payable to or by the Company or any of its Subsidiaries under any Material Company Contract other than with respect to non-material amounts in the Ordinary Course of Business, and no Person has made a written demand for such negotiations. Neither the Company nor any of its Subsidiaries has released or waived any of its rights under any Material Company Contract.

(c) Complete and accurate (i) copies of each of the Material Company Contracts that is in written form, and (ii) descriptions of each Material Company Contract that is not in written form, including any and all amendments and modifications thereof, have been made available by the Company to Buyer.

Section 3.15 Intellectual Property.

(a) Section 3.15(a)(1) of the Disclosure Schedules sets forth, for the Company-Owned Intellectual Property, a complete and accurate list of all domestic and foreign federal, state and/or provincial: (i) Patents and Patent applications; (ii) Trademark registrations and applications, registered trade names, and material unregistered Trademarks; (iii) all registered Copyrights and Copyright applications, and material unregistered Copyrights; and (iv) any other Company-Owned Intellectual Property (other than Domain Names) that is the subject of an application, certificate or registration issued by any Governmental Authority (collectively, the “Registered Intellectual Property”); in each case listing the name and current owner and showing the jurisdiction in which each such Registered Intellectual Property has been issued or registered and the application, serial or registration number. The Registered Intellectual Property is valid, enforceable and subsisting and, except as set forth in Section 3.15(a)(2) of the Disclosure Schedules, none of the Registered Intellectual Property is the subject of any

Proceeding filed with the United States Patent and Trademark Office or any other intellectual property registry managed by Governmental Authority anywhere in the world. Except in the Ordinary Course of Business, neither the Company nor any Subsidiary has allowed any Registered Intellectual Property to lapse, expire (without seeking an available renewal), or become abandoned or withdrawn. The Company and its Subsidiaries have taken sufficient measures to protect the Registered Intellectual Property and to confirm that all such Registered Intellectual Property is recorded in the name of the Company or Subsidiary, as applicable, with the applicable Governmental Authority or registry maintained by the applicable Governmental Authority (including without limitation the United States Patent and Trademark Office).

(b) The Company or its Subsidiaries (i) exclusively own all right, title and interest in and to all Company-Owned Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances); and (ii) have a valid and enforceable right to use Company Intellectual Property pursuant to an IP License, as necessary for the conduct of the Business as currently conducted. The Company-Owned Intellectual Property, which is not Registered Intellectual Property, is valid, subsisting and, to the Knowledge of the Company, enforceable and is not subject to any outstanding Order, Company Contract or Proceeding adversely affecting the Company’s or Subsidiaries’ use thereof or rights thereto. Except as set forth on Section 3.15(b) of the Disclosure Schedules: (A) neither the Company nor any Subsidiary has authorized any Person to retain any rights of ownership or rights of reversion in any Company-Owned Intellectual Property; and (B) the Company Intellectual Property constitutes all of the Intellectual Property necessary to the conduct of the Business as currently conducted.

(c) All Persons (including any current and former employees, contractors or consultants of the Company or any Subsidiary) who have participated in the creation, modification, improvement or development of any of the Company-Owned Intellectual Property are either subject to the work for hire doctrine under U.S. Copyright law or have executed with the Company or any Subsidiary, a valid and enforceable agreement providing for the assignment by such Person to the Company or any Subsidiary of all of such Person’s rights, title and interests in any such Company-Owned Intellectual Property, and such agreements have been made available to Buyer.

(d) Other than for Commercially Available Software or Open Source Software, Section 3.15(d) of the Disclosure Schedules sets forth a true and complete list of all Company Contracts to which the Company or any Subsidiary is a party and pursuant to which the Company or any Subsidiary is authorized to use any third-party Intellectual Property that is (i) material to the Company, or (ii) incorporated in or used as a part of a Company Product (collectively, “In-Bound IP Licenses”).

(e) Other than Company Contracts for outbound, non-exclusive licenses for Company Products normally entered in the Ordinary Course of Business and for which the Company has made available a copy of the form Company Contract generally used by the Company and its Subsidiaries, Section 3.15(e) of the Disclosure Schedules sets forth a true and complete list of all Company Contracts to which the Company or any Subsidiary is a party and pursuant to which any Person is authorized to use, exploit, or is granted a license or any other rights to any Company-Owned Intellectual Property, including, without limitation, any Company Contract in the nature of a joint development agreement, any standard form Company Contracts pursuant to which the Company or any Subsidiary grants to a Person any rights to Company-Owned Intellectual Property, or any Company Contract pursuant to which the Company or any Subsidiary has agreed to any transfer of the Company-Owned Intellectual Property or restrict the Company’s or any Subsidiary’s right to use or enforce any Company-Owned Intellectual Property (collectively, the “Out-Bound IP Licenses;” the In-Bound IP Licenses and Out-Bound IP Licenses, collectively, the “IP Licenses”)). Each IP License is in full force and effect, and neither the Company nor any Subsidiary has taken or failed to take any action, and to the Knowledge of the Company, no other event has occurred, that could subject any IP License to terminate or otherwise cause any such IP License not to be in effect. The IP Licenses constitute all of the Company Contracts relating to any Company Intellectual Property. Except as set forth on Section 3.15(e) of the Disclosure Schedules, none of the Out-Bound IP Licenses grant any Person any exclusive rights to or under any Company-Owned Intellectual Property or any right to sublicense any Company-Owned Intellectual Property. Except as set forth on Section 3.15(e) of the Disclosure Schedules, no Intellectual Property owned by a third party is material to the Business as currently conducted. The Company has made available correct and complete copies of any certificates of registration for any Registered Intellectual Property listed in Section 3.15(a) of the Disclosure Schedules and the IP Licenses listed in Sections 3.15 (d) and (e) of the Disclosure Schedules,.

(f) The conduct of the Business as currently conducted and the Company-Owned Intellectual Property has not infringed upon, misappropriated, diluted or otherwise violated, and is not infringing upon, misappropriating, diluting or otherwise violating, the Intellectual Property rights of any third party. Except as set forth in Section 3.15(f) of the Disclosure Schedules, there is no Order or Proceeding pending or claim asserted or threatened in writing against the Company or any Subsidiary concerning the ownership, validity, registrability, enforceability, infringement, misappropriation, violation or use of, or licensed right to use any Company Intellectual Property. To the Knowledge of the Company, no valid basis exists for any such litigation, opposition, cancellation, proceeding, objection or claim.

(g) To the Knowledge of the Company, no Person has or is infringing or misappropriating any of the Company-Owned Intellectual Property.

(h) The Company and its Subsidiaries have taken all commercially reasonable actions to maintain the confidentiality of the Trade Secrets of the Company and its Subsidiaries. The Trade Secrets owned or purported to be owned by the Company and its Subsidiaries have not been disclosed to any Person except pursuant to valid agreements requiring commercially reasonable protections for the Trade Secrets and Company-Owned Intellectual Property made available to such Person. To the Knowledge of the Company, there has not been any breach by any third party of any confidentiality obligation to the Company or any Subsidiary. All current and former employees of the Company or any Subsidiary, and all current and former independent contractors and consultants of the Company or any Subsidiary, who have had access to the Trade Secrets or other Company-Owned Intellectual Property of the Company or any Subsidiary have entered into or are bound by valid and enforceable confidentiality agreements with the Company or such Subsidiary requiring such persons to maintain the confidentiality of the Trade Secrets and other Company-Owned Intellectual Property disclosed or made accessible to such employees, contractors, or consultants.

(i) Except as set forth in Section 3.15(i) of the Disclosure Schedules, the consummation of this Agreement will not result in (i) Buyer granting to any third party any right to any Company-Owned Intellectual Property; (ii) Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business as currently conducted; (iii) Buyer being obligated to pay any royalties or other amounts to any Person in excess of those payable by the Company or any Subsidiary as of the Closing Date; (iv) or Buyer losing any ownership rights of the Company or any Subsidiary in any Company-Owned Intellectual Property; or (v) Buyer losing any rights under any In-Bound IP Licenses or resulting in the breach or termination of any IP License.

(j) Section 3.15(j) of the Disclosure Schedules sets forth a list of all Company-Owned Software and Company Products. Except as set forth on Section 3.15(j) of the Disclosure Schedules, no Open Source Software is used in, incorporated into, integrated or bundled with, or used in the development or compilation (other than generally available commercial compilers) of, the Company-Owned Software in a manner that gives rise to an obligation under the agreement for such Open Source Software to disclose the source code to the Company-Owned Software or grant any right to the Company-Owned Software to a third party. All Software used by the Company or any Subsidiary is either Company-Owned Software or used pursuant to a valid license or other enforceable right and is not a “bootleg” version or unauthorized copy. The Company-Owned Software and information technology systems owned by the Company or any Subsidiary or used to operate the Business as currently conducted (i) operates in accordance with its specifications or documentation, is sealable to meet current and reasonable anticipated capacity and is in commercially reasonable working order; (ii) use commercially reasonable security, virus protection, backup, disaster recovery arrangements, and hardware and software support and maintenance to minimize the risk of a material error, breakdown, failure, or security breach that would cause a material disruption to the Business as currently conducted; and (iii) has not suffered any material error, breakdown, failure, or security breach in the last twenty-four (24) months that has caused disruption or damage to the Business or was reportable to any Governmental Authority or Person, including any incident involving the Personal Information or Personal Data held by Company or any Subsidiary.

(k) Section 3.15(k) of the Disclosure Schedules sets forth a true and complete list of any Company Contract pursuant to which (i) the Company or any Subsidiary is required to provide or disclose the source code for any Company-Owned Software or (ii) the Company or any Subsidiary has deposited or is required to deposit with an escrow agent or other Person the source code for any Company-Owned Software or source code owned by the Company or any Subsidiary. None of the source code of the Company has been published or disclosed by the Company, and except for source code provided to third party developers to make modifications or derivative works solely for the benefit of the Company, no licenses or rights have been granted to any Person to distribute, or to otherwise sue to create derivative works, the source code for any Company-Owned Software of the Company.

(l) Section 3.15(l) of the Disclosure Schedule sets forth a true, accurate and complete list of all Domain Names for websites that are owned by the Company or any Subsidiary and/or used or otherwise held for use in connection with the Business (the “Websites”). The Company or one of its Subsidiaries is the identified registrant for each Domain Name used in connection with the Websites. The Company and its Subsidiaries use commercially reasonable computer and personnel resources to help ensure that no service outages will occur for such Websites. The Websites and the operation thereof by Company and its Subsidiaries comply with all applicable laws and regulations. The Websites and the operation thereof comply with any self-regulatory industry guidelines that the Company and its Subsidiaries have agreed to follow as set forth on Section 3.15(l) of the Disclosure Schedule. Neither the Company nor any Subsidiary distributes Spyware or Adware in connection with the conduct of the Business as currently conducted. “Spyware” means any Software that covertly gathers information regarding user online activity through the user’s Internet connection (i.e., without notice that such information may be gathered), whether or not such software is bundled as a hidden component of a toolbar or like application, other than information: (i) reasonably gathered in connection with services or information provided by the Company or any Subsidiary to such users, or (ii) that is not associated with “personally identifiable information” as such term is defined in any applicable data privacy laws. “Adware” means any Software that causes advertising to popup as a new window (over or under) on a user’s computer screen based on the user’s online activity (other than advertisements that the Company or any Subsidiary serves to visitors to their respective Websites while those visitors are visiting or exiting such Websites) or which is used to distribute Spyware.

Section 3.16 Relationships with Company Related Persons. Except as set forth in Section 3.16 of the Disclosure Schedule, (i) no Seller (or director, manager or officer of any Seller that is an entity) or manager or officer of the Company or any Subsidiary of the Company (any such individual, a “Company Related Person”) other than Taj Media, LLC, or, to the Knowledge of the Company, any Affiliate or member of the immediate family of any Company Related Person, is, or since January 1, 2012, has been, directly or indirectly, (x) involved in any business arrangement or relationship with the Company, any Subsidiary of the Company or any Material Customer or Material Supplier, other than employment arrangements entered into in the Ordinary Course of Business or (y) an owner of more than 5%, or a director, officer or manager, of any Material Customer or Material Supplier, and (ii) no Company Related Person or, to the Knowledge of the Company, any Affiliate or member of the immediate family of any Company Related Person, directly or indirectly, owns, or since January 1, 2012, has owned, any material property or right, tangible or intangible, used by the Company or any of its Subsidiaries in the conduct of their Business.

Section 3.17 No Undisclosed Liabilities. Except as set forth in Section 3.17 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any existing liabilities or existing obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, except for (i) liabilities or obligations reflected or reserved against on the face of the Reference Balance Sheet, and (ii) current liabilities or obligations incurred in the Ordinary Course of Business since the Reference Balance Sheet Date.

Section 3.18 Absence of Certain Changes and Events. Since the Reference Balance Sheet Date, there has not been any Company Material Adverse Effect. Since the Reference Balance Sheet Date, (i) the Company and its Subsidiaries have conducted their business in the Ordinary Course of Business, and (ii) except as set forth in Section 3.18 of the Disclosure Schedule, the Company and its Subsidiaries have not:

(a) granted any increase in the base compensation of, or paid any bonuses or other compensation to, any of its officers or employees outside the Ordinary Course of Business;

(b) adopted, amended, or increased the payments or benefits under, any Employee Benefit Plan outside of the Ordinary Course of Business;

(c) acquired assets outside of the Ordinary Course of Business, including acquired any business, whether by merger, consolidation, the purchase of all or a substantial portion of the assets or equity interests of such business or otherwise;

(d) sold, leased, or otherwise disposed of any assets outside of the Ordinary Course of Business;

(e) incurred, assumed, or guaranteed any Indebtedness, or made any loans, advances or capital contributions to, or investments in, any other Person;

(f) cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $50,000 or outside the Ordinary Course of Business;

(g) experienced any damage, destruction or loss (whether or not covered by insurance) to any of the assets of the Company in excess of $50,000;

(h) made any material change in connection with its accounts payable or accounts receivable terms, systems, policies or procedures;

(i) declared, set aside or paid any distribution (whether in cash, securities or property or other combination thereof) in respect of the membership interests of the Company or any Subsidiary of the Company;

(j) made any material change in its accounting or Tax methods; or

(k) entered into any agreement, whether oral or written, to do any of the foregoing.

Section 3.19 Accounts Receivable. The accounts receivable of the Company and its Subsidiaries reflected on the Interim Financial Statements and the accounting records of the Company and its Subsidiaries as of the Closing represent valid obligations arising from sales actually made or services actually performed by the Company or its Subsidiaries in the Ordinary Course of Business. There is no contest, claim, defense or right of set off relating to the amount or validity of any of the accounts receivable of the Company and its Subsidiaries.

Section 3.20 Material Customers and Material Suppliers.

(a) Section 3.20(a) of the Disclosure Schedule sets forth a complete and accurate list of each of the top ten (10) customers of the Company and its Subsidiaries (by volume in dollars of sales to such customers) (the “Material Customers”) for the fiscal year ended December 31, 2014 and the five-month period ended May 31, 2015, and the amount of sales to each Material Customer during such periods.

(b) Section 3.20(b) of the Disclosure Schedule sets forth a complete and accurate list of each of the top ten (10) suppliers of the Company and its Subsidiaries (by volume in dollars of purchases from such suppliers) (the “Material Suppliers”) for the fiscal year ended December 31, 2014 and the five-month period ended May 31, 2015, and the amount of purchases from each Material Supplier during such periods.

(c) Since January 1, 2014, except as set forth on Section 3.20(c) of the Disclosure Schedule, no Material Supplier or Material Customer (i) has provided the Company or its Subsidiaries any notice terminating, suspending or reducing in any material respect, or specifying an intention to terminate, suspend or reduce in any material respect in the future, or otherwise reflecting a material adverse change in, the business relationship between such Material Supplier or Material Customer and the Company or Subsidiary of the Company, or (ii) has cancelled or otherwise terminated any Material Company Contract.

Section 3.21 Data Privacy.

(a) The Company and its Subsidiaries are, and have at all times been, in compliance in all material respects with (i) all Information Privacy or Security Laws; (ii) all contracts or other agreements in effect between the Company or any of its Subsidiaries and customers of the Company or any of its Subsidiaries that apply to or restrict the use, disclosure or security of Personal Information or Personal Data; and (iii) all contracts or other agreements between the Company or any of its Subsidiaries and vendors, marketing affiliates, and other business partners that apply to or restrict the use, disclosure or security of Personal Information or Personal Data (such contracts or other agreements referenced in clauses (ii) and (iii) collectively referred to as “Privacy Agreements”). The Company and its Subsidiaries have in place, and have complied and are in compliance with, in all material respects, written policies concerning the security and privacy of Personal Information and all such policies are and have been in compliance in all material respects with Information Privacy or Security Laws. The Company and its Subsidiaries have the right pursuant to the Privacy Agreements and their privacy and security policies to use and disclose Personal Information or Personal Data for the purpose such information is and has been used and disclosed. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, including the transfer of Personal Information or Personal Data resulting from such transactions, will violate any Company or Subsidiary privacy and security policies, any Privacy Agreements or any Information Privacy or Security Laws as such currently exist or as existed at any time during which any of such Personal Information or Personal Data was collected or obtained.

(b) The Company and its Subsidiaries have commercially reasonable physical, technical, and administrative security safeguards in place to protect all Personal Information and Personal Data collected by them or on their behalf from and against unauthorized access, use and/or disclosure, as required by any Privacy Agreements or any applicable Information Privacy or Security Laws. No person has contacted the Company or any Subsidiary to withdraw his or her consent to any use or processing of his or her Personal Information or Personal Data or

requested erasure of their Personal Information or Personal Data by the Company or any Subsidiary in the three (3) years prior to the date of this Agreement, where the Company or any Subsidiary has not complied with such request.

(c) Neither the Company nor any Subsidiary has received any written notice or complaint from any person or Governmental Authority regarding Company’s or any of its Subsidiaries or their respective agents, employees or contractors’ non-compliance with Information Privacy or Security Laws in connection with its or their uses or disclosures of, or security practices or security incidents regarding, Personal Information and/or Personal Data. There have not been any non-permitted uses or disclosures, security incidents, or breaches involving Personal Information or Personal Data held or collected by or on behalf of the Company.

(d) The Company and its Subsidiaries are and have been in compliance in all material respects with all applicable Legal Requirements relating to data loss, identity theft and breach notification, including but not limited to applicable Legal Requirements related to reporting to individuals, customers, Governmental Authorities, the media or credit reporting agencies. Neither the Company nor any Subsidiary has notified, either voluntarily or as required by Legal Requirements, any affected individual, any Governmental Authority, or the media of any unauthorized use or disclosure of Personal Information, and neither the Company nor any Subsidiary is currently planning to conduct any such notification or investigating whether any such notification is required. Neither the Company nor any Subsidiary is subject to any pending action, suit, proceeding, or investigation, audit or review by a Governmental Authority, nor, to the Knowledge of the Company, has any such suit, proceeding, or investigation, audit or review been threatened in writing, for a violation of any Company or Subsidiary privacy and security policies, any Privacy Agreements or any Information Privacy or Security Laws.

Section 3.22 Bank Accounts. Section 3.22 of the Disclosure Schedule sets forth a complete and accurate list showing: (i) the name of each bank, safe deposit company or other financial institution in which the Company or any of its Subsidiaries has an account, lock box or safe deposit box, or in which cash or cash equivalents of the Company or any of its Subsidiaries are otherwise held; (ii) the names of all Persons authorized to draw thereon or to have access thereto and the names of all Persons, if any, holding powers of attorney from the Company or any of its Subsidiaries; and (iii) the account numbers for each bank account of the Company or any of its Subsidiaries.

Section 3.23 Brokers or Finders. Neither the Company, any of its Subsidiaries, the Sellers, nor any of the directors, officers, managers, employees or agents of the Company or its Subsidiaries have incurred any liability or obligation for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby.

Section 3.24 Managers and Officers. Section 3.24 of the Disclosure Schedule sets forth a complete and accurate list of the managers and officers of the Company and each of its Subsidiaries.

Section 3.25 Disclosure. No representation or warranty made by the Sellers in Article III of this Agreement contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which they were made, not misleading.

Section 3.26 No Other Representations. Except for the representations and warranties expressly set forth in Articles II and III hereof, the certificates to be delivered by Sellers pursuant to Section 1.5(a)(viii) and Section 1.5(a)(xv) and any other Sellers Closing Documents, none of the Sellers nor any of their respective Affiliates, nor their respective officers, directors, employees, agents, representatives, nor any other Person, makes or shall be deemed to make any express or implied representation or warranty to Buyer, Parent or Holdings about any matter, either written or oral, at law or in equity, on behalf of any Seller (including any relating to the future or historical financial condition, results of operations, assets or liabilities or prospects of the Company or the Business), with respect to the delivery or disclosure to Buyer, Parent, Holdings or any of their respective officers, directors, employees, agents or representatives or any other Person of any documentation or other information (including any information, document or material made available to Buyer, Parent, Holdings, or any of their respective Affiliates or representatives and assigns in certain “data rooms,” management presentations, or any other form in expectation of the transactions contemplated by this Agreement) by any Seller, its agents, Affiliates, officers, directors, employees, or representatives or any other Person with respect to any one or more of the foregoing.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF HOLDINGS, PARENT AND BUYER

Each of Holdings, Parent and Buyer represents and warrants to the Sellers as follows:

Section 4.1 Organization and Good Standing. Each of Holdings and Parent is a corporation duly organized, validly existing, and in good standing under the laws of Nevada, with full corporate power and authority to conduct its business in all material respects as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to execute and deliver this Agreement and perform its obligations hereunder. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of Delaware, with full limited liability company power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to execute and deliver this Agreement and perform its obligations hereunder.

Section 4.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of Holdings, Parent and Buyer, enforceable against Holdings, Parent and Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Upon the execution and delivery by Holdings, Parent and Buyer of each of the documents and instruments to be executed and delivered by it at the Closing pursuant to Section 1.5(b) (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Holdings, Parent and Buyer, as applicable, enforceable against Holdings, Parent and Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Each of Holdings, Parent and Buyer has all requisite power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to consummate the transactions contemplated hereby and thereby, and such action has been duly authorized by all necessary corporate action by Holdings, Parent and Buyer.

(b) Neither the execution and delivery of this Agreement or any Buyer’s Closing Document by Holdings, Parent and Buyer nor the consummation or performance of any of the transactions contemplated hereby or thereby by Holdings, Parent and Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the transactions contemplated hereby pursuant to (i) any provision of the organizational documents of Holdings, Parent or Buyer; (ii) any Legal Requirement, or any Order of any Governmental Authority, to Holdings, Parent or Buyer or its assets are subject; or (iii) any material contract or agreement to which Holdings, Parent or Buyer is a party or by which Holdings, Parent or Buyer is bound.

(c) Except for the applicable requirements of the New York Stock Exchange and as set forth on Section 4.2(c) of the Buyer Disclosure Schedule, neither Holdings, Parent nor Buyer is nor will be required to obtain any consent or approval from any Governmental Authority or other Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

Section 4.3 Legal Proceedings, Orders. There are no Proceedings pending or Orders outstanding by or against Holdings, Parent or Buyer that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Knowledge of Holdings, Parent and Buyer, no such Proceeding or Order has been threatened.

Section 4.4 Capitalization. As of the date hereof, Holdings has authorized capital stock consisting of 5,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding, and 70,000,000 shares of common stock, par value $0.001 per share. As of April 29, 2015 there were 21,839,586 shares of common stock issued and outstanding. As of April 29, 2015, no shares of Holdings common stock were reserved for issuance upon the terms of outstanding options, rights, awards, or instruments to purchase or otherwise acquire Holdings common stock. All of the issued and outstanding shares of capital stock of Holdings have been duly authorized and validly issued and are fully paid and nonassessable and are approved for listing on the New York Stock Exchange. Parent has authorized capital stock consisting of one (1) share of common stock, par value $0.001 per share, which is issued and outstanding and held by Holdings. Parent holds all of the issued and outstanding membership interests of Buyer.

Section 4.5 Status of Holdings Common Stock to be Issued. The Common Shares to be issued as a portion of the Purchase Price have been duly authorized and reserved for issuance by all requisite actions of the board of directors of Holdings and will be, when issued in accordance with this Agreement, validly authorized and issued, fully paid, nonassessable, and free of preemptive or other similar rights, and free of encumbrances (other than pursuant to the Escrow Agreement). Notwithstanding the foregoing, such Common Shares are “restricted securities” as defined in Rule 144 adopted under the Securities Act and will be subject to applicable resale restrictions.

Section 4.6 Brokers or Finders. Neither Holdings, Parent nor Buyer nor any of their stockholders, officers, directors, employees or agents has incurred any liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby.

Section 4.7 SEC Reports. Except as set forth on Section 4.7 of the Buyer Disclosure Schedule, since October 1, 2014, Holdings has filed on a timely basis all forms, reports and documents required to be filed by it with the SEC under the Exchange Act (the “Reports”). The Reports, as of the dates they were filed with the SEC, did not contain a misstatement or omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments received from the SEC staff with respect to the Reports.

ARTICLE V.

ADDITIONAL AGREEMENTS

Section 5.1 Publicity. The parties agree that (a) the initial press release with respect to this Agreement and the transactions contemplated hereby shall be a press release of Holdings; and (b) any press releases or other public disclosures related to this Agreement or the transactions contemplated hereby at or after the Closing shall, if at all, be made (i) by Holdings with the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed, or (ii) by Sellers with the prior written consent of Holdings, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that nothing contained herein will limit any party from making (or require the other party’s consent to) any announcements, statements or acknowledgments that such party is required by applicable Legal Requirements to make, issue or release.

Section 5.2 Change of Control Payments. The Company shall pay, at or prior to the Closing, all change of control and similar payments required to be made by the Company or any of its Subsidiaries to any of its employees or any other Persons in connection with the closing of the transactions contemplated hereby. For the avoidance of doubt, the Closing Date Net Working Capital Amount will be calculated taking into account such payments.

Section 5.3 Assistance with SEC Filings. In order to assist with any potential future SEC filing requirements or disclosures in future SEC filings of Holdings in connection with the transactions contemplated hereby or the financial results of the acquired Business, the Sellers’ Representative and the Sellers shall provide such cooperation as Holdings may reasonably request in connection with such filing requirements. Holdings shall reimburse the Sellers’ Representative and the Sellers for all of the required out-of-pocket expenses (including reasonable attorneys’, accountants’ and other advisors’ fees and expenses) incurred by the Sellers’ Representative and the Sellers in connection with performing their obligations under this Section 5.3.

Section 5.4 Further Assurances. Following the Closing, the parties shall cooperate reasonably with each other and with their respective representatives and agents in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (a) to furnish upon request to the other parties such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other parties may reasonably request, for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.

Section 5.5 Reports Under the Exchange Act. With a view to making available to the Sellers the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time (assuming Sellers’ compliance with such rule or regulation) permit a Seller to sell Common Shares to the public without registration, the Company shall use its reasonable best efforts to:

(a) make and keep available adequate current public information, as those terms are understood and defined in Rule 144;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act, for so long as the Company remains subject to such requirements, and the filing of such reports is required for sales under Rule 144; and

(c) furnish to any Seller, so long as the Holder owns any Common Shares, forthwith upon request: (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act, and the Exchange Act; and (ii) such other information as may be reasonably requested in availing any Seller of any rule or regulation of the SEC that permits the selling of any such securities without registration.

Section 5.6 Removal of Restrictive Legend. Upon the request of any Seller after such Seller has complied with the requirements of Rule 144 under the Securities Act applicable to such Seller, Holdings shall, and shall cause its representatives to, remove the restrictive legend from the Common Shares stating that such Common Shares may not be resold in the public marketplace unless the sale is exempt from the Securities Act’s registration requirements. Each requesting Seller shall provide Holdings with the customary certifications necessary for Holdings to satisfy the foregoing requirement.

Section 5.7 Non-Competition.

(a) Material Inducement. Each Seller and Indirect Owner hereby acknowledges that such Seller or Indirect Owner is familiar with certain Confidential Information (as defined below) and Trade Secrets pertaining to the Business. Each Seller and Indirect Owner acknowledges and agrees that Buyer, Parent, Holdings and their Affiliates would be irreparably damaged if any of the Sellers or Indirect Owners or any of their Affiliates were to provide services to or otherwise participate in the business of any Person competing or planning to compete with the Buyer or its Affiliates in a business similar to the Business and that any such competition by any of the Sellers or Indirect Owners or any of their Affiliates would result in a significant loss of goodwill by the Business. The Sellers and Indirect Owners further acknowledge and agree that the covenants and agreements set forth in this Section 5.7 were a material inducement to Buyer, Parent and Holdings to enter into this Agreement and perform their obligations hereunder and were further a material inducement to Parent to employ Patel as Chief Executive Officer of RankLab and Smith as Chief Executive Officer of Recovery Brands, and that neither the Buyer, Parent or Holdings nor their respective Affiliates would obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties if any of the Sellers or Indirect Owners or their Affiliates breached the provisions of this Section 5.7.

(b) Non-Competition and Non-Solicitation. In further consideration of the amounts to be paid hereunder for the Business, each Seller (other than the Passive Investors) and Indirect Owner covenants and agrees that it will not, and will cause its Affiliates not to, without the prior written consent of the Buyer (which consent may be withheld in the Buyer’s sole discretion), engage, directly or indirectly, including through direct or indirect equity ownership, in any business competing or planning to compete with the Business, including, but not limited to, soliciting or serving any customers of the Business, for a period equal to the later of (i) two (2) years following the Closing Date; or (ii) in the case of the Indirect Owners, one (1) year following the Indirect Owner’s termination of employment with Parent (the “Restrictive Period”). In addition, each Seller (other than the Passive Investors) and Indirect Owner agrees that during the Restrictive Period, each Seller (other than the Passive Investors) and Indirect Owner shall not solicit any customer or client of the Company or any of its Subsidiaries (other than on behalf of the Company) with respect to any business in which the Company or any of its Subsidiaries is then engaged or induce or encourage any employee or independent contractor of the Company or any of its Subsidiaries or affiliated entities to leave the employ of the Company.

(c) Confidentiality.

(i) Each Seller and Indirect Owner acknowledges that, by virtue of its ownership and/or participation in the management of the Company, such Seller or Indirect Owner has had or may have access to Confidential Information (as defined below) that provides the Company and its Subsidiaries, and following the Closing will provide the Buyer (through its ownership of the Company and its Subsidiaries), with a competitive advantage, which is not generally known by, nor easily learned or determined by, persons outside the Company and its Subsidiaries. For purposes of this Agreement, “Confidential Information” means any proprietary or confidential information or trade secrets related to the Company and its Subsidiaries (whether prepared by the Company or any Subsidiary of the Company, its representatives or otherwise, and whether in oral, written or electronic form or in the memory of any individual, and whether or not legended or otherwise identified as confidential or proprietary information), including, but not limited to: (i) specifications, manuals, software in various stages of development; (ii) customer and prospect lists, and details of agreements and communications with customers and prospects; (iii) sales plans and projections, product pricing information, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans of the Company and its Subsidiaries; (iv) sales proposals, demonstrations systems, and sales material; (v) research and development; (vi) computer programs and data bases, data analytics (including, but not limited to, process for detecting payment integrity) and data sets; (vii) sources of supply; (viii) identity of specialized consultants and contractors and Confidential Information developed by them for the Company or any Subsidiary of the Company; (ix) purchasing, operating and other cost data; (x) special customer needs, cost and pricing data; (xi) patient information, including, but not limited to, Protected Health Information as defined in 45

C.F.R. 164.501; and (xii) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans). Confidential Information shall not include such information that can be shown to have (a) become generally available to the public after the Closing Date (other than as a result of a disclosure by a Seller or Indirect Owner in violation of this Agreement) or (b) become available to a Seller or Indirect Owner on a non-confidential basis after the Closing Date from a source other than the Company or any Subsidiary of the Company, Buyer, Parent, Holdings or any of their respective Affiliates, provided that such source was not known by such Seller or Indirect Owner to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company, any Subsidiary of the Company, Buyer, Parent, Holdings or any of their respective Affiliates; provided, however, that, notwithstanding the preceding sentence, all information set forth in clauses (xi) and (xii) above shall always be treated as Confidential Information, and shall not be deemed in the public domain or nonconfidential under any circumstances.

(ii) Each Seller and Indirect Owner acknowledges and agrees that the protection of the Confidential Information is necessary to protect and preserve the value of the Company and its Subsidiaries following the Closing. Each Seller and Indirect Owner shall not, directly or indirectly (except in furtherance of such Indirect Owner’s employment with Parent or its Affiliates following the Closing), use any Confidential Information, or disclose any such Confidential Information to any other Person. Each Seller and Indirect Owner agrees that, in addition to enforcing this restriction, the Buyer, Parent and Holdings may have other rights and remedies under the common law or applicable statutory laws relating to the protection of Trade Secrets. In the event that any Seller or Indirect Owner receives a request to disclose all or any part of the information contained in the Confidential Information under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or by a governmental body, such Seller or Indirect Owner shall (A) immediately notify the Buyer of the existence, terms and circumstances surrounding such a request, so that the Buyer may seek an appropriate protective order (and, if the Buyer seeks such an order, to provide such cooperation as the Buyer shall reasonably request) and (B) if disclosure of such information is required in the written opinion of counsel to the Seller or Indirect Owner, disclose only that portion of the Confidential Information that is legally required to be disclosed and exercise the reasonable best efforts of the Seller or Indirect Owner to obtain an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information that the Buyer so designates.

(d) Unfair Competition. Each Seller and Indirect Owner acknowledges that the Buyer and its Affiliates have a compelling business interest in preventing unfair competition with the Buyer and its Affiliates stemming from the intentional or inadvertent use or disclosure of the Confidential Information.

(e) Return of Confidential Information. At any time as the Buyer may request, Sellers and Indirect Owners shall deliver to the Buyer all documents, memoranda, notes, plans, records, reports and other documentation, models, components, devices or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), that contain Confidential Information; provided, however, that in lieu of delivering the Confidential Information, at the election of the Buyer, Sellers and Indirect Owners shall destroy the Confidential Information, and shall deliver to the Buyer a certificate confirming the destruction thereof.

(f) Remedies. If, at the time of enforcement of any of the covenants contained in Section 5.7 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable Legal Requirements. Each Seller and Indirect Owner has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Business and the substantial investment in the Business made by the Buyer hereunder. Each Seller and Indirect Owner further acknowledges and agrees that the Restrictive Covenants are being entered into by them in connection with the sale of the Business and the goodwill of the Business.

If any of the Sellers or Indirect Owners, or any of their Affiliates, breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Buyer or any of its respective Affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Buyer, or any of its Affiliates, at law or in equity:

(i) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, without posting bond or other security, without having to prove damages, and to the payment by the breaching party of all of the other party’s costs and expenses including reasonable attorney’s fees and costs in addition to any other remedies to which the other party may be entitled at low or in equity, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Buyer, Parent and Holdings and that monetary damages would not provide an adequate remedy to the Buyer, Parent and Holdings;

(ii) the right and remedy to require the Sellers or Indirect Owners to account for and pay over to the Buyer or its Affiliates any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants from the date any Seller or Indirect Owner or any Affiliate of a Seller was in breach of any of the Restrictive Covenants; and

(iii) in the event of any breach or violation by any Seller or Indirect Owner or any Affiliate of a Seller of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.

Section 5.8 401(k) Plan. Immediately prior to the Closing, the Company shall cease contributions to and terminate the 401(k) Plan. In connection therewith, the Company shall: (i) cause its board of managers to adopt written resolutions, to be delivered pursuant to Section 1.5(a)(viii), to terminate the 401(k) Plan and 100% vest all participants under the 401(k) Plan, such termination and vesting to be effective immediately prior to Closing; and (ii) deliver, prior to the Closing, notice of the 401(k) Plan termination to any trustees and custodians of the 401(k) Plan and/or its assets. Buyer reserves the right to suspend the distribution of benefits from the 401(k) Plan until the later of the receipt of a favorable determination letter from the Internal Revenue Service with respect to the termination of the 401(k) Plan and the completion of final testing and record keeping for the 401(k) Plan.

Section 5.9 Payment of Indebtedness. At or prior to Closing, (i) the Company shall have paid or otherwise satisfied (or caused to be paid or otherwise satisfied) in full, at or prior to the Closing, all Indebtedness payable by the Company or any of its Subsidiaries to any Person (including any Seller or Affiliate thereof), and (ii) the Company shall cause to be paid or otherwise satisfied in full all Indebtedness payable to the Company or any of its Subsidiaries by any Seller or Affiliate thereof.

Section 5.9 Company Cash. At Closing, the Company shall maintain at least $200,000 of immediately available funds in one of the accounts of the Company identified on Section 3.22 of the Disclosure Schedule. Such amount shall be included as a current asset in the calculation of the Closing Date Net Working Capital Amount.

ARTICLE VI.

TAX MATTERS

Section 6.1 Straddle Periods. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of the Company for Pre-Closing Tax Periods that include (but do not end on) the Closing Date, the determination of the Taxes of the Company for the portion of the Pre-Closing Tax Period ending on and including, and the portion of the Pre-Closing Tax Period beginning after, the Closing Date shall be determined by assuming that the Pre-Closing Tax Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Company for the Pre-Closing Tax Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date. However, (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and (ii) periodic Taxes such as real and personal property Taxes shall be apportioned ratably between such periods on a daily basis.

Section 6.2 Tax Returns. Sellers shall prepare or cause to be prepared and file or cause to be filed all Pass-Through Entity Tax Returns for the Company and its Subsidiaries with respect to Pre-Closing Tax Periods that are filed after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with the Company’s and its Subsidiaries’ past practices. Sellers’ Representative shall submit drafts of such Tax Returns to Buyer at least ten (10) Business Days prior to their due date (with applicable extensions), shall permit Buyer to review and comment on such Tax Returns and shall make such revisions to such Tax Returns as are reasonably requested by Buyer.

Section 6.3 Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the consummation of the transactions contemplated hereby (“Transfer Taxes”) shall be borne (i) 50% by the Sellers in accordance with Section 7.2(c), and (ii) 50% by Buyer.

ARTICLE VII.

INDEMNIFICATION

Section 7.1 Survival. All representations, warranties, covenants and obligations in this Agreement, the Schedules attached hereto, and any other certificate or document delivered pursuant to this Agreement will survive the Closing and the consummation of the transactions contemplated hereby, subject to Section 7.7. The right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

Section 7.2 Indemnification and Reimbursement of Buyer Indemnified Persons. Each Seller shall jointly and severally indemnify and hold harmless Buyer, Parent, Holdings and their respective Affiliates (including the Company) and their respective officers, directors, managers, shareholders, members, representatives and agents (collectively, the “Buyer Indemnified Persons”), and shall reimburse the Buyer Indemnified Persons, for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by the Sellers in Article III of this Agreement, the certificate delivered by the Company pursuant to Section 1.5(a)(viii), or any other certificate or document delivered by Sellers pursuant to this Agreement;

(b) any breach of any covenant or obligation of the Sellers’ Representative contained in this Agreement;

(c) (i) any Taxes of the Company for Pre-Closing Tax Periods (and not otherwise accounted for in the calculation of the Closing Date Net Working Capital Amount), (ii) any Transfer Taxes for which the Sellers are liable pursuant to this Agreement, (iii) the lost benefit of any credit, deduction or loss for Tax purposes which would have been available to reduce or otherwise offset Taxes of Buyer, Parent, Holdings or any of their respective Affiliates but for a breach of any representation or warranty made in Section 3.7, and (iv) any Taxes arising by reason of the Company or any Subsidiary of the Company being liable for such Taxes as a successor or by contract to any other Person;

(d) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any Person with the Company or any of the Sellers (or any Person acting on their behalf) in connection with the transactions contemplated hereby;

(e) any amounts payable by Buyer or any other Buyer Indemnified Person to any current or former officer or manager of the Company in connection with any right of indemnification or advancement of such current or former officer or manager against the Company under the organizational documents of the Company or any Subsidiary of the Company, the California Revised Uniform Limited Liability Company Act, or otherwise if the act or omission of such officer or manager giving rise to the right indemnification or advancement occurred prior to the Closing Date; and

(f) any Indebtedness not paid in full by Sellers and the Company at the Closing, provided that such Indebtedness, or any portion thereof, was not included in Closing Date Working Capital.

Section 7.3 Indemnification and Reimbursement by each Seller. Each Seller, severally and not jointly, shall indemnify and hold harmless the Buyer Indemnified Persons, and shall reimburse the Buyer Indemnified Persons, for Damages, arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by such Seller in Article II of this Agreement; and

(b) any breach of any covenant or obligation of such Seller contained in this Agreement.

Section 7.4 Indemnification and Reimbursement of Sellers. Buyer, Parent and Holdings shall jointly and severally indemnify and hold harmless the Sellers, and shall reimburse the Sellers for, any Damages arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by Buyer, Parent and Holdings in Article IV of this Agreement, the certificates delivered by Buyer, Parent and Holdings pursuant to Sections 1.5(b)(viii), 1.5(b)(ix), and 1.5(b)(x), or any certificate or document delivered by Buyer, Parent and/or Holdings pursuant to this Agreement;

(b) any breach of any covenant or obligation of Buyer, Parent and Holdings contained in this Agreement; and

(c) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any Person with Buyer, Parent or Holdings (or any Person acting on their behalf) in connection with the transactions contemplated hereby.

Section 7.5 Limitations on Indemnification of Buyer Indemnified Persons. Notwithstanding anything contained herein to the contrary, the right of the Buyer Indemnified Persons to be indemnified, held harmless and reimbursed pursuant to Section 7.2 or 7.3 is subject to the following limitations and qualifications:

(a) The Buyer Indemnified Persons shall have no right to recover any amounts under Section 7.2(a) until the total amount of Damages incurred by the Buyer Indemnified Persons under Section 7.2(a) exceeds $500,000 (the “Basket”), in which case the Buyer Indemnified Persons will be entitled to recover the entire amount of such Damages regardless of the Basket.

(b) The maximum amount of Damages that may be recovered by the Buyer Indemnified Persons under Section 7.2(a) will be $5,600,000 (the “Cap”).

(c) The limitations set forth in Sections 7.5(a) and 7.5(b) will not apply with respect to breaches of Section 2.1 (Organization and Good Standing), Section 2.2 (Authority; No Conflict), Section 2.3 (Ownership), Section 3.1 (Organization and Good Standing), Section 3.2 (No Conflict), Section 3.4 (Capitalization), Section 3.5(a) (Assets), Section 3.7 (Taxes), Section 3.12 (Environmental Matters) and Section 3.23 (Brokers or Finders) (collectively, the “Seller Fundamental Representations”). The maximum amount of Damages that may be recovered by the Buyer Indemnified Persons (i) for breaches of Seller Fundamental Representations under Section 7.2(a) will be limited to the portion of the Purchase Price actually received by all Sellers and (ii) for breaches of Seller Fundamental Representations under Section 7.3(a) will be limited to the portion of the Purchase Price actually received by the applicable Seller.

(d) The limitations set forth in Sections 7.5(a) and 7.5(b) will not apply with respect to breaches of Section 3.15 (Intellectual Property) (the “Seller IP Representation”). The maximum amount of Damages that may be recovered by the Buyer Indemnified Persons for breaches of the Seller IP Representation under Section 7.2(a) will be $14,000,000 (the “IP Cap”). For the avoidance of doubt, any amounts paid toward either the Cap or the IP Cap shall count toward both the Cap and the IP Cap.

(e) Nothing contained herein (including Section 7.5(a) and Section 7.5(b)) shall limit or restrict any Buyer Indemnified Person’s right to maintain or recover any amounts in connection with any action or claim based upon any fraud or intentional misrepresentation.

Section 7.6 Limitations on Indemnification of Sellers. Notwithstanding anything contained herein to the contrary, the right of the Sellers to be indemnified, held harmless and reimbursed pursuant to Section 7.4 is subject to the following limitations and qualifications:

(a) The Sellers shall have no right to recover any amounts under Section 7.4(a) until the total amount of Damages incurred by the Sellers under Section 7.4(a) exceeds the Basket, in which case the Sellers will be entitled to recover the entire amount of such Damages regardless of the Basket.

(b) The maximum amount of Damages that may be recovered by the Sellers under Section 7.4(a) will be the Cap.

(c) The limitations set forth in Sections 7.6(a) and 7.6(b) will not apply with respect to breaches of Section 4.1 (Organization and Good Standing), Section 4.2 (Authority; No Conflict), Section 4.4 (Capitalization) and Section 4.6 (Brokers or Finders) (collectively, the “Buyer Fundamental Representations”). The maximum amount of Damages that may be recovered by the Sellers for breaches of Buyer Fundamental Representations under Section 7.4(a) will be limited to the Purchase Price.

(d) Nothing contained herein (including Section 7.6(a) and Section 7.6(b)) shall limit or restrict any Seller’s right to maintain or recover any amounts in connection with any action or claim based upon any fraud or intentional misrepresentation.

Section 7.7 Limitations.

(a) The Buyer Indemnified Persons shall have no right to recover any amounts under Section 7.2(a) or Section 7.3(a), unless on or before the eighteen month anniversary of the Closing Date, Buyer notifies the Sellers’ Representative in writing of a claim or breach under Section 7.2(a) or Section 7.3(a) specifying, to the extent then known by Buyer, the factual basis of that claim or breach in reasonable detail; provided, however, that any written notice of any claim or breach with respect to any Seller Fundamental Representation, the Seller IP Representation, or a claim for indemnification or reimbursement to the extent not arising under Section 7.2(a), may be made by Buyer at any time prior to 60 days following the expiration of the applicable statute of limitations period.

(b) The Sellers shall have no right to recover any amounts under Section 7.4(a), unless on or before the eighteen month anniversary of the Closing Date, the Sellers’ Representative notifies Buyer in writing of a claim or breach under Section 7.4(a) specifying, to the extent then known by the Sellers’ Representative, the factual basis of that claim or breach in reasonable detail; provided, however, that any written notice of any claim or breach with respect to any Buyer Fundamental Representation, or a claim for indemnification or reimbursement to the extent not arising under Section 7.4(a), may be made by the Sellers’ Representative at any time prior to 60 days following the expiration of the applicable statute of limitations period.

(c) All Damages hereunder will be determined net of any Insurance Awards (less expenses incurred in recovering such Insurance Awards) and net of any Tax benefits resulting from the Damages, but only if and to the extent such Tax benefits are actually realized by the applicable Indemnified Person in any tax year beginning prior to the receipt of the applicable indemnification payment. If any Insurance Awards are received by an Indemnified Person (or any of its Affiliates) with respect to any Damages after payment has been made with respect thereto, the Buyer Indemnified Persons or Sellers, as applicable, will pay the amount of such Insurance Awards (less expenses incurred in recovering such Insurance Awards) up to the amount of the payment.

(d) Buyer, Parent and Holdings shall, and shall cause all Buyer Indemnified Persons to, and Sellers shall take all generally accepted commercially reasonable steps to mitigate such Person’s Damages upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Damages that are indemnifiable hereunder.

(e) Notwithstanding anything contained in this Agreement to the contrary, no Person shall be liable to any other Person for any (A) consequential or special damages of such other Person (except to the extent reasonably foreseeable); or (B) exemplary or punitive damages of such other Person, in each case of the foregoing clauses (A) and (B), (x) relating to the breach or alleged breach of any representation, warranty, covenant or agreement in this Agreement and (y) other than any such damages incurred by an Indemnified Person as a result of a Third-Party Claim.

(f) Except the specific representations made by the Seller in Articles II and III of this Agreement, the certificate to be delivered by Sellers pursuant to Section 1.5(a)(viii) and any other Sellers Closing Documents, Buyer specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Sellers have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person.

Section 7.8 Third-Party Claims.

(a) In the event that a claim is made by a third party (a “Third-Party Claim”) against any Person in connection with which any Person is (or is anticipated to be) entitled to indemnity under Section 7.2, Section 7.3 or Section 7.4 (an “Indemnified Person”; any Person required to provide indemnity under this Agreement is referred to as an “Indemnifying Person”), then, (i) in the case of any claim under Section 7.2 or Section 7.3, Buyer shall provide notice to the Sellers’ Representative, and (ii) in the case of any claim under Section 7.4, the Sellers’ Representative shall provide notice to Buyer, in each such case promptly following the assertion of such Third-Party Claim (or, if later, the time at which such Third-Party Claim is anticipated to give rise to any indemnification obligations under this Agreement); provided that the failure to provide such notice will not relieve any Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b) If an Indemnified Person gives notice pursuant to Section 7.8(a) of the assertion of a Third-Party Claim in connection with which any Indemnified Person is (or is anticipated to be) entitled to indemnity under Section 7.2, Section 7.3 or Section 7.4, as applicable, the Indemnifying Person shall, at its sole cost and expense, be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person, which may not be unreasonably withheld, conditioned or delayed. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article VII for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s consent, which may not be unreasonably withheld, conditioned or delayed. If notice is given to an Indemnifying Person of any Third-Party Claim in accordance with the first sentence of this Section 7.8(b), and the Indemnifying Person does not, within ten days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates in any material respect other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld, conditioned or delayed).

(d) With respect to any Third-Party Claim subject to indemnification under this Article VII: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed in all material respects of the status of such Third-Party Claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense and/or settlement of any Third-Party Claim.

(e) With respect to any Third-Party Claim subject to indemnification under this Article VII, the parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use reasonable best efforts, in respect of any Third-Party Claim in which it has assumed or has participated in the defense, to avoid production of confidential information (consistent with applicable law and rules of procedure), and (ii) all communications between any parties hereto and counsel responsible for or participating in the defense of any Third-Party Claim will, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

Section 7.9 Procedure For Indemnification – Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by (i) in the case of any claim under Section 7.2 or Section 7.3, written notice by Buyer to the Sellers’ Representative, and (ii) in the case of any claim under Section 7.4, written notice by the Sellers’ Representative to Buyer.

Section 7.10 Exclusive Remedy. Except for a claim for Damages described in Section 7.5(d) or Section 7.6(d), the indemnification provided for in this Article VII shall be the exclusive post-Closing remedy available to an Indemnified Person in connection with any breach of this Agreement and/or any Damages arising out of the matters set forth in this Agreement or the transactions contemplated hereunder; provided, however, that nothing herein will limit any Indemnified Person’s rights hereunder or otherwise to injunctive or other equitable relief to enforce its rights under this Agreement or otherwise in connection with the transactions contemplated hereby. Nothing contained in this Agreement shall limit or restrict any Person who is a party to the Employment Letters, the Releases or any other agreement or document entered into at Closing pursuant to the terms of Section 1.5 hereof to obtain Damages or any other legal or equitable relief from any other Person who is a party to any such agreement in connection with the breach of such agreement by such other Person pursuant to the terms thereof.

Section 7.11 No Double Materiality. For purposes of calculating the amount of Damages to which the Buyer Indemnified Persons or the Sellers are entitled under this Article VII (but not for purposes of determining whether a representation or warranty has been breached), the terms “material,” “materiality,” and “material adverse effect” will be disregarded.

Section 7.12 Treatment of Indemnification Payments. Any payments made pursuant to the indemnification obligations arising under this Agreement shall be treated as an adjustment to the Purchase Price for all Tax purposes.

Section 7.13 Manner of Payment. In the event that any Buyer Indemnified Person is entitled to Damages pursuant to this Article VII, Sellers shall satisfy the amount of such Damages, subject to the applicable limitations in this Article VII, pursuant to the terms of the Escrow Agreement, and to the extent the Escrowed Cash and Escrowed Shares held under the Escrow Agreement are not sufficient, from the Sellers directly by wire transfer of immediately available funds to an account designated by the applicable Buyer Indemnified Person within ten (10) Business Days after the final determination thereof; provided, however, that Damages related to (a) a breach of or inaccuracy in any representation set forth in Article II shall be satisfied from the applicable Seller directly by wire transfer of immediately available funds to an account designated by the applicable Buyer Indemnified Person within ten (10) days after the final determination thereof; provided, however, should such Seller payment not be timely paid, the amount may be satisfied pursuant to the terms of the Escrow Agreement, and (b) fraud or intentional misrepresentation shall be satisfied, (x) first, pursuant to the terms of the Escrow Agreement, and (y) second, to the extent the Escrowed Cash has been disbursed or is not sufficient and the Escrowed Shares have been transferred or are not sufficient, from the Sellers directly by wire transfer of immediately available funds to an account designated by the applicable Buyer Indemnified Person within ten (10) days after the final determination thereof. Any indemnification payment to the Sellers pursuant to this Article VII shall be made by wire transfer of immediately available funds to an account designated by the applicable Seller within ten (10) days after the final determination thereof.

ARTICLE VIII.

GENERAL PROVISIONS

Section 8.1 Expenses. Except as otherwise expressly provided by this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by the Sellers shall be paid by the Sellers (and, subject to the foregoing, to the extent such expenses remain unpaid, and are Company expenses, as of the Closing, shall be taken into account in determining the Closing Date Net Working Capital Amount pursuant to the terms hereof), and all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by Holdings and Buyer shall be paid by Holdings and Buyer.

Section 8.2 Assignment; No Third Party Beneficiaries. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Holdings, Parent and Buyer may assign any of its rights and delegate any of its obligations under this Agreement (i) to any Affiliate of Holdings, Parent or Buyer, and (ii) in connection with the sale of all or substantially all of the assets of or any business combination transaction involving Holdings, Parent or Buyer; provided, however, that no such assignment or delegation will relieve Holdings, Parent or Buyer from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right under or with respect to this Agreement or any provision of this Agreement, except such rights as will inure to a successor or permitted assignee pursuant to this Section 8.2.

Section 8.3 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile with confirmation of transmission by the transmitting equipment, (c) received by the addressee, if sent by certified mail, return receipt requested, (d) received by the addressee, if sent by a nationally recognized overnight delivery service, return receipt requested, or (e) delivered by Internet mail with confirmation of transmission, in each case to the appropriate addresses or facsimile numbers set forth below (or to such other addresses or facsimile numbers as a party may designate by notice to the other parties):

If to the Sellers’ Representative:

Abhilash Patel

926 Colorado Avenue

Santa Monica, CA 90401

E-mail: apatel@rehabs.com

with a copy to:

Venable LLP

2049 Century Park East, Suite 2100

Los Angeles, CA 90067

Attn: Ronn S. Davids, Esq.

E-mail: rdavids@venable.com

If to Buyer, Parent or Holdings:

American Addiction Centers, Inc.

115 East Park Drive, Second Floor

Brentwood, Tennessee 37027

Attention: Michael T. Cartwright

                 Kathryn Sevier Phillips

Email: michael@contactaac.com

Email: ksphillips@contactaac.com

with a copy to:

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, TN 37201

Attention: Howard H. Lamar III

                 Laura R. Brothers

Facsimile: (615) 742-2709

Email: hlamar@bassberry.com

Email: lbrothers@bassberry.com

Section 8.4 Entire Agreement; Modification. This Agreement (together with the Annexes, Schedules and Exhibits attached to this Agreement and the other documents delivered pursuant to this Agreement) constitutes the entire agreement among the parties and supersedes all prior agreements, whether written or oral, between the parties with respect to the subject matter hereof and thereof. This Agreement may not be amended except by a written agreement signed by Holdings, Parent, Buyer and the Sellers’ Representative.

Section 8.5 Waiver. Neither the failure nor any delay by any party in exercising any right under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, and no single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

Section 8.6 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force and effect without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause is so significant as to materially affect the expectations of the parties regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by Buyer, Parent, Holdings and the Sellers’ Representative with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

Section 8.7 Headings; Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All Annexes, Exhibits and Schedules to this Agreement are incorporated into and constitute an integral part of this Agreement as if fully set forth herein. All words used in this Agreement will be construed to be of such gender or number as the context requires. The statements in the Schedules, relate only to the representations and warranties in the Section of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. The words “including,” “include” or words of similar import shall deemed to be followed by “without limitation” and otherwise shall be considered illustrative and non-limiting. The language used in this Agreement will be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The parties acknowledge that each party has reviewed this Agreement and that rules of construction, to the effect that any ambiguities are to be resolved against the drafting party, will not be available in the interpretation of this Agreement.

Section 8.8 Governing Law. This Agreement, and any claims that arise out of or result from this Agreement, will be governed by and construed under the laws of the State of Delaware without regard to any conflicts of laws principles that would require the application of any other law.

Section 8.9 Execution of Agreement; Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile, or by .pdf or similar imaging transmission, will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, or by .pdf or similar imaging transmission, will be deemed to be their original signatures for any purpose whatsoever.

Section 8.10 Submission to Jurisdiction. Each party hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby to the jurisdiction of the United States District Court for the District of Delaware and the jurisdiction of any court of the State of Delaware sitting in New Castle County, and irrevocably waives any immunity from the jurisdiction of such courts and any claim of improper venue, forum non conveniens or any similar objection which it might otherwise be entitled to raise in any such suit, action or proceeding.

Section 8.11 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. ANY PARTY MAY FILE A COPY OF THIS SECTION 8.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT BETWEEN THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY, AND THAT ANY PROCEEDING OR ACTION WHATSOEVER BETWEEN THE PARTIES RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 8.12 Enforcement of Agreement. The Sellers’ Representative and each Seller acknowledge and agree that Buyer, Parent and Holdings would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms, and that any breach of this Agreement by the Sellers’ Representative and/or any Seller

could not be adequately compensated by monetary damages. Accordingly, the Sellers’ Representative and each Seller agree that, in addition to any other right or remedy to which Buyer, Parent and Holdings may be entitled, at law or in equity, Buyer, Parent and Holdings will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of the provisions of this Agreement, without posting any bond or other undertaking.

Section 8.13 Sellers’ Representative.

(a) Each Seller, by execution and delivery hereof, hereby designates and appoints Abhilash Patel (the “Sellers’ Representative”), as agent for and on behalf of each Seller, and the true and lawful attorney in fact of each Seller, with full power and authority in each of the Sellers’ names, to give and receive notices and communications, to agree to, negotiate and enter into, on behalf of each such Seller, amendments, consents and waivers under this Agreement pursuant to the terms set forth herein, to make and receive payments on behalf of the Seller pursuant to the terms set forth herein, to take such other actions as authorized by this Agreement, including actions in connection with the determination of the Final Adjustment Amount pursuant to Section 1.4, the defense and/or settlement of any indemnification claims of any Buyer Indemnified Person pursuant to Article VII, the initiation and/or settlement of any claims pursuant to Article VII, to take all actions authorized by the Escrow Agreement, including defending or settling any claims thereunder and releasing and transferring any of the Escrowed Cash or Escrowed Shares to Buyer in accordance with the terms set forth therein, and all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing. All such actions of the Sellers’ Representative shall be binding on the Sellers. Such agency may be changed by a vote or written consent by the holders of a majority of the membership interests as of the Closing Date, voting in the same manner as would have been voted in accordance with the organizational documents of the Company as in effect immediately prior to the Closing Date (the “Majority Holders”), from time to time upon not less than ten days’ prior written notice to Buyer and Holdings. If at any time the Sellers’ Representative resigns, dies or becomes incapable of acting, the Majority Holders shall choose another Person to act as the Sellers’ Representative under this Agreement. The Sellers may not make a claim for indemnity against Buyer or Holdings pursuant to this Agreement except through the Sellers’ Representative, who shall make such a claim only upon the written direction of the Majority Holders.

(b) Once the Sellers’ Representative has initiated a claim for indemnity, all acts and decisions of the Sellers’ Representative in connection with such matter shall be binding on all the Sellers. No bond shall be required of the Sellers’ Representative, and the Sellers’ Representative shall receive no compensation for services provided hereunder. Notices or communications to or from the Sellers’ Representative shall constitute notice to or from each of the Sellers.

(c) The Sellers’ Representative will be entitled to engage such counsel, experts and other agents as the Sellers’ Representative deems necessary or proper in connection with performing the Sellers’ Representative’s obligations hereunder, and will be promptly reimbursed by the Sellers for all reasonable expenses, disbursements and advances incurred by the Sellers’ Representative in such capacity upon demand. The Sellers shall severally indemnify and hold harmless the Sellers’ Representative, in proportion to each Seller’s percentage ownership of the membership interests as of the Closing, with respect to any and all Damages that are incurred by the Sellers’ Representative as a result of actions taken, or actions not taken, by the Sellers’ Representative herein, except to the extent that such Damages arise from the gross negligence or willful misconduct of the Sellers’ Representative. The Sellers’ Representative shall not be liable to the Sellers for any act done or omitted hereunder as Sellers’ Representative, excluding acts which constitute gross negligence or willful misconduct.

(d) The Sellers’ Representative shall promptly pay to the Sellers in accordance with the terms hereof all amounts received by the Sellers’ Representative on behalf of the Sellers under this Agreement; provided, however, that the Sellers’ Representative will be entitled to set off any amounts payable to the Sellers’ Representative under this Section 8.13(d) against amounts otherwise payable to the Sellers pursuant to this Section 8.13(d) or released Escrowed Cash or Escrowed Shares for the benefit of the Sellers.

(e) This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and shall not be terminated by any act of any of the Sellers (except as otherwise provided herein) or by operation of law, whether by the death or incapacity of any Sellers or by the occurrence of any other event. A decision, act, consent or instruction of the Sellers’ Representative in respect of any action under this Agreement or the Escrow Agreement shall constitute a decision of all of the Sellers and any other Sellers and shall be final, binding and conclusive upon the Sellers and other Sellers, and Buyer, Parent and Holdings may rely upon any decision, act, consent or instruction of the Sellers’ Representative hereunder as being the decision, act, consent or instruction of each and every such Sellers and any other Sellers. Buyer, Parent and Holdings shall be able to rely conclusively on the proper distribution of such amounts by the Sellers’ Representative among the Sellers upon receipt by the Sellers’ Representative of such amounts. Buyer, Parent and Holdings are hereby relieved from any liability to any Person (including any Sellers or any other Seller) for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers’ Representative, to the extent delegated to the Sellers’ Representative hereunder.

(f) The provisions of this Section 8.13 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Person may have in connection with the transactions contemplated by this Agreement.

Section 8.14 Attorney-Client Privilege. The parties hereto hereby acknowledge that Venable LLP has acted as counsel to the Company and the Sellers from time to time prior to the transactions contemplated by this Agreement as well as with respect thereto. The following provisions in this Section 8.14 apply solely to the attorney-client relationship between (a) the Company and Venable LLP prior to the Closing and (b) the Sellers and Venable LLP following the Closing. Subject to the exceptions below, each of the parties hereto agrees that: (i) it will not seek to disqualify Venable LLP, based solely on its prior representation of the Sellers and the Company, from acting and continuing to act as counsel to any of the Sellers either in the event of a dispute hereunder or in the course of the defense or prosecution of any claim relating to the transactions contemplated by this Agreement; (ii) the Sellers have a reasonable expectation of privacy with respect to their and the Company’s communications (including any e-mail communications using the Company’s email system) with Venable LLP prior to Closing to the extent that such communications concern the transactions contemplated herein, and were subject to the attorney-client privilege and/or the attorney work product doctrine; and (iii) the Sellers (and, following the Closing, not Buyer, Parent, Holdings or any of their Affiliates, including, without limitation, the Company) shall have access to all such privileged communications.

Notwithstanding any of the foregoing: (a) Sellers agree that they will not waive, or cause to be waived, any claim of privilege or protection over pre-Closing communications between or among Venable LLP, the Company, or the Sellers, without first obtaining the written consent of Buyers and the Company, which consent shall not be unreasonably withheld; (b) nothing herein shall prevent Buyer from requesting, using or accessing all communications between or among Venable LLP, the Company, or the Sellers in connection with any claim arising under or in connection with this Agreement or the transactions contemplated hereby or otherwise, so long as such communications are not subject to the attorney-client privilege or work product protection; and (c) in the event that a dispute or investigation or audit arises after the Closing between Buyer or the Company, on the one hand, and a third party, on the other hand, Buyer and the Company shall notify the Sellers’ Representative if Buyer or the Company requires access to any privileged or protected pre-Closing communications between Venable LLP and the Company and/or the Seller in order to assist in the Buyer’s or the Company’s response to or defense of the third-party claim, investigation, or audit, and such access shall not unreasonably be refused.

[Remainder of page intentionally left blank]

[Signature page to Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Buyer:
Sober Media Group, LLC

By:	/s/ Michael T. Cartwright
Name:	Michael T. Cartwright
Title:	Chairman

Parent:
American Addiction Centers, Inc.

By:	/s/ Michael T. Cartwright
Name:	Michael T. Cartwright
Title:	Chairman and Chief Executive Officer

Holdings:
AAC Holdings, Inc.

By:	/s/ Michael T. Cartwright
Name:	Michael T. Cartwright
Title:	Chairman and Chief Executive Officer

Seller:
Drs. Girish and Pragati Patel Trust

/s/ Girish Patel
Girish Patel, Trustee

Seller:
Masud Akbar Sarwary Living Trust

/s/ Masud Sarwary
Masud Sarwary

Seller:
James D. Thilking Revocable Trust

/s/ James D. Thilking
James D. Thilking, Trustee

Seller:
Steven C. Fields Revocable Trust:

/s/ Steven C. Fields
Steven C. Fields

Seller:

/s/ Mike Hodges
Mike Hodges

Seller:
Conversion Media LLC

By:	/s/ Jeffrey Smith
Name:	Jeffrey Smith
Title:	Manager

Seller:
Taj Media, LLC

By:	/s/ Abhilash Patel
Name:	Abhilash Patel
Title:	Manager

Seller:
Venture Quick, Inc.

By:	/s/ Jeffrey Smith
Name:	Jeffrey Smith
Title:	President

Seller:
P&G Properties No. 1, LLC

By:	/s/ Girish Patel
Name:	Girish Patel
Title:	Manager

Seller:
Kailash of USA, LP

By:	/s/ Pragati Patel
Name:	Pragati Patel
Title:	Partner

Sellers’ Representative:

/s/ Abhilash Patel
Abhilash Patel

Indirect Owner:

/s/ Abhilash Patel
Abhilash Patel

Indirect Owner:

/s/ Jeff Smith
Jeff Smith

Annex A

Defined Terms

Index of Terms Defined Elsewhere in this Agreement

Capitalized terms used herein are defined in the provisions of this Agreement set forth below:

Defined Term	Section
Adware	3.15(l)
Agreement	First Paragraph
Basket	7.5(a)
Buyer	First Paragraph
Buyer Fundamental Representations	7.6(c)
Buyer Indemnified Persons	7.2
Buyer’s Closing Documents	4.2(a)
Cap	7.5(b)
Closing	1.3
Closing Cash Amount	1.2
Closing Date	1.3
Closing Date Balance Sheet	1.4(a)
Closing Date Net Working Capital Amount	1.4(a)
Closing Statement	1.4(a)
Common Shares	1.2
Company	Recitals
Company Related Person	3.16
Confidential Information	5.7(c)
Copyrights	Definition of Intellectual Property
Damages	9.2
Disclosing Party	5.3
Domain Names	Definition of Intellectual Property
Employee Benefit Plans	3.9(a)
Employment Letters	1.5(a)(iv)
Escrow Agent	1.5(b)(iii)
Escrow Agreement	1.5(a)(ii)
Escrowed Cash	1.2
Escrowed Shares	1.2
Eternal	First Paragraph
Eternal Loan Agreement	1.5(a)(xii)
Final Adjustment Amount	1.4(d)
Financial Statements	3.3
Funds Flow Statement	1.5(a)(xiv)
In-Bound IP Licenses	3.15(d)
Indemnified Person	7.8(a)
Indemnifying Person	7.8(a)

Independent Accountants	1.4(c)
Indirect Owners	Recitals
Interests	Recitals
Interim Financial Statements	3.3
IP Licenses	3.15(e)
Kailash	First Paragraph
Kailash Loan Agreement	1.5(a)(xi)
Leased Real Property	3.6(a)
Majority Holders	11.13(a)
Material Company Contract	3.14(a)
Material Customers	3.20(a)
Material Suppliers	3.20(b)
Out-Bound IP Licenses	3.15(e)
Parent	First Paragraph
Patel	Recitals
Patel Employment Letter	1.5(a)(iii)
Patents	Definition of Intellectual Property
Privacy Agreements	3.21(a)
Purchase Price	1.2
P&G	First Paragraph
P&G Loan Agreement	1.5(a)(x)
Real Property Leases	3.6(a)
Reference Balance Sheet	3.3
Reference Balance Sheet Date	3.3
Registered Intellectual Property	3.15(a)
Releases	1.5(a)(i)
Restrictive Covenants	5.7(f)
Restrictive Period	5.7(b)
Schedules	Definition of Disclosure Schedule
Securities	Recitals
Sellers	First Paragraph
Seller Fundamental Representations	7.5(c)
Seller IP Representation	7.5(d)
Sellers Closing Documents	2.2(a)
Sellers’ Representative	11.13(a)
Smith	Recitals
Smith Employment Letter	1.5(a)(iv)
Software	Definition of Intellectual Property
Spyware	3.15(l)
Third-Party Claim	7.8(a)
Trade Secrets	Definition of Intellectual Property
Trademarks	Definition of Intellectual Property
Transfer Taxes	8.3
Websites	3.15(l)

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Annex A:

“401(k) Plan” means the Recovery Brands 401(k) Plan.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.

“Business” means the ownership and operation of Internet web sites by the Company and its Subsidiaries through which the Company and its Subsidiaries publish addiction treatment-related content that drives call traffic for sale to third parties.

“Business Day” means any day other than Saturday or Sunday or any other day on which banks in New York are permitted or required to be closed.

“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer, Parent and Holdings to Sellers on the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Available Software” means Software that (i) is generally commercially available and licensed to the Company or a Subsidiary pursuant to standardized or “off-the-shelf”, “shrinkwrap”, “clickwrap,” or website terms and conditions, terms of use, or terms of service; and (ii) is licensed to the Company or a Subsidiary for a one-time fee or an annual fee of $50,000 or less.

“Company Contract” means any contract or agreement (whether written or oral) (a) under which the Company or a Subsidiary has or may acquire any rights or benefits, (b) under which the Company or a Subsidiary has or may become subject to any obligation or liability, or (c) by which the Company or a Subsidiary or any of the assets owned or used by the Company or a Subsidiary is or may become bound.

“Company Intellectual Property” means all Intellectual Property that is owned, licensed or Used by the Company or its Subsidiaries in the conduct of the Business as currently conducted, including all (i) Company-Owned Intellectual Property; and (ii) In-Bound IP Licenses, including licenses for Intellectual Property used by the Company or its Subsidiaries in the creation or development of Company Products.

“Company Material Adverse Effect” means any event, change or effect that (individually or when taken together with all other events, changes or effects) is, or would be reasonably likely to be, materially adverse to (a) the financial condition, business, assets, liabilities, or results of operations of the Company; provided, that none of the following shall be deemed to constitute a Company Material Adverse Effect: any adverse change, event, development, or effect arising from or relating to: (i) conditions generally affecting the industry in which the Company participates, the U.S. economy as a whole or the markets in which the Company operates, provided that such conditions do not have a disproportionate effect on the Company as compared to other businesses in the industry in which the Company operates; (ii) any change in applicable accounting requirements or principles or any change in applicable Legal Requirements or the interpretation thereof by a Governmental Authority after the date of this Agreement, provided that such changes do not have a disproportionate effect on the Company as compared to other similarly sized businesses in the industry in which the Company operates; or (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), provided that such conditions do not have a disproportionate effect on the Company as compared to other similarly sized businesses in the industry in which the Company operates; or (b) the ability of the Company to consummate the transactions contemplated by this Agreement.

“Company-Owned Intellectual Property” means any Intellectual Property, including Registered Intellectual Property and Company-Owned Software that is owned by or purported to be owned by the Company or its Subsidiaries.

“Company-Owned Software” means all Software owned by or purported to be owned by the Company or its Subsidiaries or developed by or for the Company or its Subsidiaries.

“Company Products” means all of the products, which constitute Company-Owned Intellectual Property and which are marketed, licensed, sold or offered for sale by the Company or its Subsidiaries in the conduct of the Business as currently conducted.

“Disclosure Schedule” means the disclosure schedule delivered by the Sellers to Buyer, Parent and Holdings on the date hereof (and together with the Buyer Disclosure Schedule, the “Schedules”).

“Encumbrance” means any charge, claim, equitable interest, lien, encumbrance, pledge, security interest, mortgage, encroachment, easement or restriction of any kind.

“Environmental Laws” means all domestic or foreign federal, state, local and municipal Legal Requirements concerning pollution or the protection of the environment (including soil, air, water and groundwater) or human health.

“Environmental, Health and Safety Liabilities” means any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with the Company under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any domestic or foreign federal, state, provincial, local or municipal court, legislature, executive or regulatory authority, agency or commission, or other governmental entity, authority or instrumentality.

“Governmental Authorization” means any domestic or foreign federal, state, provincial special or local license, permit, governmental authorization, franchise, accreditation, registration, approval or consent.

“Hazardous Materials” means any (i) pollutant, contaminant, waste, petroleum, petroleum products, asbestos or asbestos-containing material, radioactive materials, polychlorinated biphenyls, mold, urea formaldehyde and radon gas, (ii) other chemicals, materials or substances defined or regulated as “pesticide,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “biohazardous waste,” “biomedical waste,” “medical waste,” “sharps,” “contaminant,” “pollutant,” “toxic waste,” “toxic substance” or words of similar import, under any Environmental Law, and (iii) other substance, material or waste which may be the subject of regulatory action by a Governmental Authority pursuant to any Environmental Law.

“Improvements” means all buildings, structures, fixtures and other improvements located on the Leased Real Property (including any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utilities and other utility systems, landscaping, sidewalks, construction in progress, security devices, signs and lighting fixtures).

“Indebtedness” means, with respect to any Person, (i) indebtedness of such Person for borrowed money, whether secured or unsecured, (ii) obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iii) obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (iv) capital lease obligations of such Person, (v) obligations of such Person under letter of credit or similar facilities, (vi) obligations of such Person under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) guarantees of such Person of any such indebtedness referred to in clauses (i)-(vi) of any other Person.

“Information Privacy or Security Laws” means all applicable Legal Requirements concerning the privacy, protection, storage, access, use, disclosure and/or security of Personal Information, Personal Data or other information, including state data breach notification Legal Requirements, state health information protection Legal Requirements, state social security number protection Legal Requirements, the Federal Trade Commission Act, the Gramm-Leach-Bliley Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, and state data breach, data privacy, breach notification and consumer protection Legal Requirements.

“Insurance Awards” means any amounts actually recovered from insurance with respect to Damages during the year of such Damages, net of all costs associated with such recovery and the present value of any associated increase in premium in connection such recovery.

“Intellectual Property” means all domestic and foreign (1) patents and patent applications, and all patents issuing thereon, including, without limitation, utility, model and design patents, together with all available rights associated with invention disclosures, reissue patents, patents of addition, divisionals, provisional applications, renewals, continuations, continuations-in-part, substitutions, additions, extensions, confirmations, re-examinations, and all foreign counterparts of the forgoing, (collectively, “Patents”); (2) trademarks, service marks, trade dress, trade names, such as brand names, designs, logos, commercial symbols and corporate names, and all associated registrations, applications and goodwill associated therewith, and the right to recover for past, present and future infringement thereof (collectively, “Trademarks”); (3) copyrights and all works of authorship, including such works in the nature of web sites, whether or not registered or copyrightable, and all applications, registrations, and renewals in connection therewith (collectively, “Copyrights”); (4) software, including, without limitation, any software in the nature of computer programs, software platforms, software engines, operating systems, computer applications, firmware, utilities, or tools and any associated data files, databases, graphics, graphical user interfaces, menus, images, icons, forms, methods of processing, platforms, schematics, interfaces (other than graphical user interfaces), architecture, file formats, routines, algorithms, specifications, and documentation (including, but not limited to, developer notes, comments, and annotations) related thereto, and any updates, enhancements, replacements, modifications thereof (“Software”); (5) domain names, Internet addresses and other unique identifiers for the Company’s computers, URLs, and accounts and pages associated with online social media networks, unique telephone numbers and registrations for any of the foregoing and associated rights therein (“Domain Names”); (6) confidential and proprietary information, including without limitation, trade secrets recognized under applicable law and information in the nature of know-how, formulae, ideas, concepts, discoveries, innovations, improvements, results, reports, research, laboratory and programmer notebooks, methods, procedures, proprietary technology, operating and maintenance manuals, engineering and other drawings and sketches, customer lists, supplier lists, pricing information, cost information, business manufacturing and production processes and related techniques, designs, specifications, and blueprints, financial data, marketing and business data, strategic business, and development plans (collectively, “Trade Secrets”); and (7) all other intellectual property and proprietary rights, including any rights associated with all copies and tangible embodiments (in any form or medium known or later devised) of the foregoing.

“Key Employee” means Patel, Smith, Kevin Berk and Michael Ledovskikh.

“Knowledge of the Company” (and any similar expression) means any matters known by, or which should be known following reasonable inquiry by, any of the Sellers, Patel, Smith, Kevin Berk or Michael Ledovskikh, provided, however, that, for purposes of clarification, it is understood and agreed that any individuals listed above shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby solely by virtue of being named in this definition.

“Knowledge of Holdings, Parent and Buyer” (and any similar expression) means any matters known by, or which should be known following reasonable inquiry by, Kirk R. Manz, Andrew McWilliams, Adam Mittelberg or Kathryn Sevier Phillips; provided, however, that, for purposes of clarification, it is understood and agreed that any individuals listed above shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby solely by virtue of being named in this definition.

“Legal Requirement” means any domestic or foreign federal, state, provincial, local or municipal law, ordinance, code, principle of common law, regulation, order, directive or other legal requirements.

“Net Working Capital” means the amount resulting from the calculation of those “current assets” less those “current liabilities” of the Company, and limited to the line items and adjustments, if any, set forth on Annex C. The calculation of Net Working Capital shall be prepared and presented in the same manner and form as set forth on Annex C.

“Open Source Software” means any software, library or other technology that is distributed as free software, open source software, or pursuant to a similar licensing or distribution model, including software licensed or distributed under any of the following licenses: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) the Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the Sun Industry Standards License (SISL), (vii) the BSD License, (viii) Affero GPL and (ix) the Apache License.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with the Company’s past custom and practice (including with respect to quantity and frequency).

“Pass-Through Entity Tax Return” means IRS Form 1065 and any related or similar foreign, state or local Tax Return of the Company or any Subsidiary.

“Passive Investor” means any of Eternal, Drs. Girish and Pragati Patel Trust, dated May 29, 1991, Masud Akbar Sarwary Living Trust, James D. Thilking Revocable Trust, Dated November 8, 2002, Steven C. Fields Revocable Trust, Dated April 7, 1993, P&G and Kailash.

“Permitted Encumbrances” means: (i) liens for Taxes not yet due and payable; (ii) easements or reservations thereof, rights of way, highway and railroad crossings, sewers, electric and other utility lines, telegraph and telephone lines, zoning, building code and other covenants, conditions and restrictions as to the use of the Leased Real Property that do not affect or interfere in a material way with the use of the Leased Real Property by the Company; (iii) any and all matters and Encumbrances (including fee mortgages or ground leases) affecting the Leased Real Property not created or granted by the Company but only to the extent that such matters and encumbrances do not materially interfere with the right of the Company to use any of the Leased Real Property; (iv) statutory Encumbrances imposed by applicable Legal Requirements incurred in the Ordinary Course of Business for sums not yet delinquent and that are, in the aggregate, not material; (v) Encumbrances relating to deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security and that are, in the aggregate, not material; and (vi) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Encumbrances arising in the Ordinary Course of Business.

“Person” means any individual, partnership, limited partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or any Governmental Authority.

“Personal Data” means any data collected by Company or a Subsidiary from an individual person, including such persons that visit a Company or a Subsidiary website, in connection with the operation of the Business as currently conducted, and which such information shall include Personal Information as well as other information submitted by such Person or related to such Person’s conduct, navigation, or activities while visiting or using a Company or a Subsidiary website.

“Personal Information” means any information that identifies or is reasonably linkable to a specific natural person, alone or in combination with other information, including, without limitation: (a) a natural person’s first and last name, in combination with a (i) social security number or tax identification number, or (ii) credit card number, bank account information and other financial account information, or financial customer or account numbers, account access codes and passwords; and (b) an address, email address, a user ID name or number, a unique device identifier, a phone number, an age, a date of birth, or a gender designation.

“Pre-Closing Tax Periods” means all taxable periods of the Company ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private).

“Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).

“Target Net Working Capital Amount” means $293,301.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, escheatment registration, value added, alternative or add-on minimum, estimated, or other tax, fee, assessment, charge or duty of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, imposed, assessed or collected by or under the authority of, any Governmental Authority, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Use” or “Used” means to use, make, have made, develop, market, sell, offer to sell, import, transfer, practice, license (or sublicense), transmit, broadcast, reproduce, perform, display, modify, create derivative works based upon, distribute (electronically or otherwise) and disclose.

“Warrants” means (i) that certain Warrant to Purchase Class B Units issued by the Company to P&G on November 1, 2014, (ii) that certain Warrant to Purchase Class B Units issued by the Company to Kailash on November 1, 2014 and (iii) that certain Warrant to Purchase Class B Units issued by the Company to Eternal on November 1, 2014.